Exhibit (a)(1)(i)
OFFER TO PURCHASE FOR CASH
All Outstanding Common Shares and
All Outstanding American Depositary Shares
(each outstanding American Depositary Share representing one Common Share and evidenced by an American Depositary Receipt)
of
WIDERTHAN CO., LTD.
at
$17.05 Net Per Share
by
RN INTERNATIONAL HOLDINGS B.V.
an indirect wholly-owned subsidiary
of
REALNETWORKS, INC.
THE OFFER AND THE WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, OCTOBER 27, 2006, UNLESS THE OFFER IS EXTENDED
      RN International Holdings B.V., a private company with limited liability organized under the laws of the Netherlands (the “Offeror”), and an indirect wholly-owned subsidiary of RealNetworks, Inc. (the “Parent”), is offering to purchase all outstanding common shares, par value KRW500 per share (the “Common Shares”), and all outstanding American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by JP Morgan Chase Bank, N.A. (the “ADSs”), of WiderThan Co., Ltd, a company with limited liability organized under the laws of the Republic of Korea (the “Company”), at a price of U.S. $17.05 per Common Share and per ADS, net to the seller in cash (or any higher price per Common Share and per ADS that is paid in the tender offer, “Offer Price”), without interest and net of any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”). Following the expiration of the Offer (as the same may be extended pursuant to Article I of the Combination Agreement), the portion of the Offer consideration to be paid in exchange for ADSs will be delivered to Mellon Investor Services LLC (the “ADS Depositary”) and the portion of the Offer consideration to be paid in exchange for Common Shares will be delivered to Samsung Securities Co., Ltd. (the “Common Share Depositary”). Holders of ADSs will receive the Offer Price in U.S. dollars, net to the seller in cash without interest thereon, less any required withholding taxes. Holders of Common Shares will receive the Korean Won equivalent of the Offer Price, calculated by converting the Offer Price into Korean Won using the conversion rate available to the Offeror on the business day on which the Offer consideration is transferred to the Common Share Depositary, net to the seller in cash without interest thereon, less any required withholding taxes.
      The Offer is conditioned upon, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Common Shares (including Common Shares underlying ADSs), that, together with any Common Shares (including Common Shares underlying ADSs) then owned by the Offeror and the Parent, represent a number of Common Shares (including Common Shares underlying ADSs) equal to at least sixty-seven percent (67%) of the sum of (x) all then outstanding Common Shares (including Common Shares underlying ADSs) plus (y) all Common Shares (including Common Shares underlying ADSs) issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire Common Shares. The Offer also is subject to certain other conditions described in this Offer to Purchase. See Introduction, Section 1 entitled “Terms of the Offer” and Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase for more details of terms and conditions of the Offer.

      This Offer is being made pursuant to a Combination Agreement, dated as of September 12, 2006 (as it may be amended, from time to time, the “Combination Agreement”), by and among the Parent, the Offeror and the Company. Common Shares and ADSs that are not tendered in the Offer will remain outstanding after the Offer unless and/or until they are acquired in any future acquisition.
      The Board of Directors of the Company determined that the Combination Agreement and the transactions contemplated thereby, including the Offer, are advisable, fair to and in the best interests of the Company and its shareholders, approved the Combination Agreement and the transactions contemplated thereby (including the stockholder tender and voting agreements), and recommended that Company shareholders tender their Common Shares and ADSs in the Offer.
      The Parent currently intends to acquire any Common Shares that remain outstanding following the Offer pursuant to one or more transactions permitted under Korean law (any such transaction, a “Post-Tender Offer Acquisition”). However, the Parent is under no obligation to acquire such Common Shares and may decide not to pursue a Post-Tender Offer Acquisition.
IMPORTANT
      If you want to tender your Common Shares or ADSs, you must do one of the following before the Offer expires:

In the case of Common Shares held in certificated form, (1) open a securities account with the Common Share Depositary in the manner described herein, (2) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver the Letter of Transmittal and any other required documents, including the certificate for your Common Shares, to the Common Share Depositary.

In the case of Common Shares deposited with any custodian depositary, securities or other qualified financial institution under Korean law, (1) open a securities account with the Common Share Depositary in the manner described herein, (2) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver the Letter of Transmittal and any other required documents, to the Common Share Depositary and (3) instruct your custodian depositary, securities or other qualified financial institution that holds your shares to effect the transfer of your Common Shares to your securities account maintained at the Common Share Depositary.

In the case of ADSs held in book-entry form, all of which are held through facilities of The Depository Trust Company (“DTC”), request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

In the case of ADSs held in certificated form, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this document, in accordance with the instructions contained in the Letter of Transmittal (having your signature on the Letter of Transmittal medallion guaranteed if required by the Letter of Transmittal), mail or deliver the Letter of Transmittal (or an originally signed facsimile thereof) and any other required documents, including the certificate for your ADSs, known as an American Depositary Receipt (“ADR”), to the ADS Depositary.

Any holder of ADSs who desires to tender ADSs pursuant to the Offer and whose ADRs are not immediately available, or who cannot comply in a timely manner with the procedures for tendering ADSs by book-entry transfer, or who cannot deliver all required documents to the ADS Depositary by the expiration date of the Offer, may tender such ADSs pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 “Procedure for Tendering Common Shares and ADSs.”

Questions and requests for assistance in connection with the Offer for ADSs should be directed to Innisfree M&A Incorporated, the information agent in the U.S. for the Offer (the “Information Agent”). Holders of ADSs in the U.S. may also direct their requests for assistance to Lehman Brothers Inc., the dealer manager in the U.S. for the Offer (the “Dealer Manager”), using their respective contact information set forth on the back cover of this Offer to Purchase. Questions and requests for assistance in connection with the Offer for Common Shares should be directed to Samsung Securities Co., Ltd., the depositary and information agent in Korea for the Offer (the “Common Share Depositary”), at its address and telephone number set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the related Letter of Transmittal, the related Notice of Guaranteed Delivery and any other materials related to the Offer may be obtained at the Offeror’s expense from the Information Agent or the Common Share Depositary or from brokers, dealers, commercial banks, trust companies or other nominees that hold ADSs.

      Unless the context indicates otherwise, in this Offer to Purchase we use the terms the “Offeror,” “us,” “we” and “our” to refer to RN International Holdings B.V. and, where appropriate, RealNetworks, Inc. We use the term the “Parent” to refer to RealNetworks, Inc. alone and the term the “Company” to refer to WiderThan Co., Ltd.
      A summary term sheet describing the principal terms of the Offer appears on pages 1 through 7 of this Offer to Purchase, but security holders of the Company should read this entire Offer to Purchase carefully before deciding whether to tender Common Shares and ADSs in the Offer.
The Information Agent for the Offer is:

Innisfree M&A Incorporated

The Dealer Manager in the U.S. for the Offer is:

Lehman Brothers
September 29, 2006

SUMMARY TERM SHEET
      This summary term sheet highlights important and material information contained in this Offer to Purchase but is intended to be an overview only. To fully understand the tender offer described in this Offer to Purchase, and for a more complete description of the terms of this tender offer, you should read carefully this entire Offer to Purchase, the documents incorporated by reference or otherwise referred to in this Offer to Purchase and the Letter of Transmittal provided with this Offer to Purchase. Section references are included to direct you to a more complete description of the topics discussed in this summary term sheet.

The Offer; Parties to the Offer	RN International Holdings B.V. (the “Offeror”) is offering (the “Offer”) to purchase all outstanding common shares, par value KRW500 per share (the “Common Shares”) and all outstanding American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by JP Morgan Chase Bank, N.A. (the “ADSs”) of WiderThan Co., Ltd, a company with limited liability organized under the laws of the Republic of Korea (the “Company”), for $17.05 per Common Share and per ADS (or any higher price per Common Share and per ADS that is paid in the tender offer, the “Offer Price”). Following the expiration of the Offer (as the same may be extended pursuant to Article I of the Combination Agreement), the portion of the Offer consideration to be paid in exchange for ADSs will be delivered to Mellon Investor Services LLC (the “ADS Depositary”) and the portion of the Offer consideration to be paid in exchange for Common Shares will be delivered to Samsung Securities Co., Ltd. (the “Common Share Depositary”), net to seller in cash without interest thereon, less any required withholding taxes. Holders of ADSs will receive the Offer Price in U.S. dollars, net to seller in cash without interest thereon, less any required withholding taxes. Holders of Common Shares will receive the Korean Won equivalent of the Offer Price, calculated by converting the Offer Price into Korean Won using the conversion rate available to the Offeror on the business day on which the Offer consideration is transferred to the Common Share Depositary, net to the seller in cash without interest thereon, less any required withholding taxes.

The Offeror is a private company with limited liability organized under the laws of the Netherlands, and an indirect wholly-owned subsidiary of RealNetworks, Inc., a Washington Corporation (the “Parent”).

See Section 9 entitled “Certain Information Concerning the Offeror and the Parent” of this Offer to Purchase.

The Combination Agreement	The Offeror is making the Offer pursuant to the terms and conditions of a Combination Agreement, dated as of September 12, 2006 (as it may be amended from time to time, the “Combination Agreement”), by and among the Parent, the Offeror and the Company.

See Section 13 entitled “The Transaction Documents” of this Offer to Purchase.

Conditions to the Offer	The Offeror (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”) (includ-

ing Rule 14e-1(c) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”)), pay for any Common Shares or ADSs, tendered pursuant to the Offer, and (ii) may terminate, amend or delay the Offer or, subject to the restriction referred to above, the payment for, any tendered Common Shares or ADSs, in a manner consistent with the terms of the Combination Agreement, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Article I of the Combination Agreement) any of the following conditions shall not have been satisfied (or waived by Parent or the Offeror):

• There be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Common Shares (including Common Shares underlying ADSs), that, together with any Common Shares (including Common Shares underlying ADSs) then owned by the Offeror and the Parent, represent a number of Common Shares (including Common Shares underlying ADSs) equal to at least sixty-seven percent (67%) of the sum of (x) all then outstanding Common Shares (including Common Shares underlying ADSs) plus (y) all Common Shares (including Common Shares underlying ADSs) issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire Common Shares (the “Minimum Condition”);

• The business combination report required for the Offer under the Korean Monopoly Regulation and Fair Trade Act shall have been duly approved by the Korean Fair Trade Commission or the relevant waiting period shall have expired or been terminated after filing the report without any objection from the Korean Fair Trade Commission;

• Any waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended shall have expired or been terminated;

• All authorizations, consents, clearances, orders or approvals that are required under applicable law or by any governmental entity in connection with the Offer, shall have been obtained without any conditions thereto;

• All declarations or filings that are required to be made or submitted under applicable law or by any governmental entity in connection with the Offer shall have been made or submitted;

• All waiting periods that are imposed by applicable law or by any governmental entity in connection with the Offer shall have expired or been terminated;

• No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is in effect and which has the effect of making any of the transactions contemplated by the Combination Agreement illegal or otherwise prohibiting consummation of any of the transactions contemplated by the Combination Agreement;

• There shall not be instituted or pending any action or proceeding that would reasonably be likely to result in any governmental entity of competent jurisdiction issuing an order which would have the effect of making any of the transactions contemplated by the Combination Agreement illegal or otherwise prohibiting consummation of any of the transactions contemplated by the Combination Agreement;

• Parent and/or the Company shall have received a sufficient number of valid ballots voting, or proxies designating the Parent or its designees as proxy to vote, Common Shares and ADSs in favor of a shareholder proposal to duly elect Parent’s designees to the Company’s board of directors at a special meeting of the Company’s shareholders;

• The representations and warranties of the Company set forth in the Combination Agreement shall have been true and correct on the date thereof and shall be true and correct on and as of the expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement) as though made on and as of such date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by the Combination Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect (as defined below under “Company Material Adverse Effect”) qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably expected to have, a Company Material Adverse Effect); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

• Other than those covenants and other obligations which by their terms are to be performed after the scheduled expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement), the Company shall have performed in all material respects all obligations required to be performed by it under the Combination Agreement on or prior to the scheduled expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

• There shall not be instituted or pending any action or proceeding in which a governmental entity is (i) challenging or seeking to restrain or prohibit the consummation of any of the transactions contemplated by the Combination Agreement, (ii) seeking to prohibit or limit the Parent’s or the Offeror’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company following the consummation of the transactions contemplated by the Combination Agreement or (iii) seeking any divestiture by the Parent or any of its affiliates of shares of capital stock or any business, assets or property of the Parent or the Offeror or the

Company, as a condition to approving any of the transactions contemplated by the Combination Agreement, or the imposition of any limitation on the ability of the Parent, the Offeror or the Company or any of their respective Affiliates to conduct their respective businesses or to own or exercise control of their respective stock, assets or properties as a condition to approving any of the transactions contemplated by the Combination Agreement; or

• Parent shall have received written and notarized resignations in forms satisfactory to Parent executed by each director of the Company which shall be effective as of the date of the special meeting of the Company described herein.

See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

Company Material Adverse Effect	For purposes of the preceding conditions, a “material adverse effect” means, with respect to the Company, any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition, operations or results of operations of the Company and its subsidiaries, taken as a whole, except that none of the following will constitute or be considered in determining whether there has occurred, or would or could occur, a material adverse effect:

• changes in general global, national or regional economic conditions, or arising out of acts of war or terrorism, provided that such changes do not have a materially disproportionate effect or impact on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company operates;

• changes that are the result of factors generally affecting the industries or markets in which the Company operates, provided that such changes do not have a materially disproportionate effect or impact on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company operates;

• any adverse change, effect or circumstance arising out of or resulting from the pendency or announcement of the Combination Agreement or any of the transactions contemplated thereby, including actions of competitors or any delays or cancellations of orders for the Company’s products or services or losses of the Company’s employees;

• changes in law, rules or regulations or generally accepted accounting principles;

• any action required to be taken pursuant to or in accordance with the Combination Agreement or taken at the request of the Parent;

• any failure by the Company to meet any published securities analyst estimates of revenues or earnings for any period ending on or after September 12, 2006 and prior to the expiration of the initial offering period, provided that the underlying causes of any such failures may (subject to the other provisions of the Combi-

nation Agreement) be taken into account in making a determination as to whether there has been a material adverse effect;

• a decline in the price of the Company’s Common Shares or ADSs, provided that the underlying causes of any such decline may (subject to the other provisions of the Combination Agreement) be taken into account in making a determination as to whether there has been a material adverse effect; and

• any shareholder litigation arising from or relating to the Offer, provided that the underlying basis for such litigation may be taken into account in making a determination as to whether there has been a material adverse effect.

See Section 13 entitled “The Transaction Documents” of this Offer to Purchase.

Expiration of the Offer	The Offer expires at 12:00 Midnight, New York City time, on Friday, October 27, 2006, unless the Offeror extends the Offer.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Extensions of the Offer	The Offeror will extend the Offer:

• for successive periods of ten business days each if any of the conditions to the Offer have not been satisfied or waived as of any then scheduled expiration date of the Offer in order to permit the satisfaction of the conditions to the Offer;

• for any period as may be required by any rule, regulation, interpretation or position of the SEC, the staff of the SEC or the Nasdaq Global Market that is applicable to the Offer; and

• for any period as may be required in order for the closing of the Offer to occur immediately prior to the Special Meeting (as defined below).

Notwithstanding the foregoing, the Offeror is not obligated to extend the Offer beyond February 28, 2007, or March 31, 2007 in the event that all of the conditions to the Offer are satisfied as of February 28, 2007, other than the receipt of certain Korea regulatory approvals.

In addition, notwithstanding the foregoing, the Offeror’s obligations to extend the Offer will not impair the parties’ rights to terminate the Combination Agreement, pursuant to the terms of the Combination Agreement.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Subsequent Offering Period	The Offeror may provide for a “subsequent offering period” within the meaning of Rule 14d-11 under the Exchange Act of between three and twenty business days immediately following the expiration of the Offer.

See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.

Ability to Withdraw Tendered Common Shares and ADSs	Common Shares and ADSs that are tendered in the Offer may be withdrawn at any time prior to 12:00 Midnight, New York City time, on Friday, October 27, 2006, and, unless accepted for payment pursuant to the Offer, may also be withdrawn at any time after November 27, 2006.

However, if the Offeror provides for a “subsequent offering period,” Common Shares and ADSs that are tendered in the Offer may not be withdrawn during the subsequent offering period. In addition, any Common Shares or ADSs that are tendered during the subsequent offering period may not be withdrawn.

See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.

Appraisal Rights	No appraisal rights will be available in connection with the Offer.

See Section 17 entitled “Appraisal Rights” of this Offer to Purchase.

Certain Effects of the Offer; Delisting; Deregistration	Common Shares and ADSs that are not tendered in the Offer will remain outstanding after the Offer unless and/or until they are acquired in any future acquisition. If the Offer is consummated, the number of security holders and the number of Common Shares and ADSs that are still in the hands of the public is likely to be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the ADSs.

Following the consummation of the Offer (but prior to any subsequent offering period, if any), the Company will terminate the existing ADS deposit agreement between the Company and JP Morgan Chase Bank, N.A., dated as of December 8, 2005 (referred to herein as the “Deposit Agreement”), under which the ADSs were issued. When the Deposit Agreement is terminated, each ADS will be converted into the right to receive one Common Share in exchange for such ADS. There is no public trading market for the Common Shares, and the Company would not be under any obligation to list the Common Shares or otherwise attempt to create such a market following any such termination.

Pursuant to the Combination Agreement, the Company will apply for delisting of the ADSs from the Nasdaq Global Market and for termination of registration of the Common Shares and ADSs under the Exchange Act, as soon after the completion of the Offer as the requirements for such delisting and termination are met.

See Section 7 entitled “Effect of Offer on Listing, Market for Common Shares and ADSs; Deposit Agreement and SEC Registration” of this Offer to Purchase.

Plans for the Company	The Combination Agreement requires the Company to convene a special meeting of the Company’s shareholders for the approval of certain shareholder proposals, including a proposal to elect Parent’s designees to the Company’s board of directors (the “Special Meeting”). As a result, if the Offer is consummated, the Offeror and Parent will exercise significant control over the Company, the

Company’s board of directors and any matters submitted for the vote of the Company shareholders.

See Section 12 entitled “Purpose of the Offer; Plans for the Company” of this Offer to Purchase.

Position of the Company Board of Directors	The Board of Directors of the Company, at a meeting duly called, by unanimous vote of all directors present at the meeting:

• determined that the Combination Agreement and the transactions contemplated thereby, including the Offer, are advisable, fair to and in the best interests of the Company and its shareholders;

• approved the Combination Agreement and the transactions contemplated thereby (including the stockholder tender and voting agreements); and

• recommended that the Company’s shareholders tender their Common Shares and ADSs in the Offer.

See the “Introduction” and “Terms of the Offer” to this Offer to Purchase.

      See Section 1 entitled “Terms of the Offer” and Section 13 entitled “The Transaction Documents” of this Offer to Purchase for a more complete description of the Offer.

QUESTIONS AND ANSWERS
      The Offeror is offering to purchase all of the outstanding Common Shares and all of the outstanding ADSs of the Company, at a purchase price of $17.05 per Common Share and per ADS (or any higher price per Common Share and per ADS that is paid in the tender offer, the “Offer Price”), net to the seller in cash without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal. Following the expiration of the Offer, (as the same may be extended pursuant to Article I of the Combination Agreement), the portion of the Offer consideration to be paid in exchange for ADSs will be delivered to Mellon Investor Services LLC (the “ADS Depositary”) and the portion of the Offer consideration to be paid in exchange for Common Shares will be delivered to Samsung Securities Co., Ltd. (the “Common Share Depositary”). Holders of ADSs will receive the Offer Price in U.S. dollars, net to the seller in cash without interest thereon, less any required withholding taxes. Holders of Common Shares will receive the Korean Won equivalent of the Offer Price, calculated by converting the Offer Price into Korean Won using the conversion rate available to the Offeror on the business day on which the Offer consideration is transferred to the Common Share Depositary, net to the seller in cash without interest thereon, less any required withholding taxes.
      The following are some of the questions you may have as a security holder of the Company in connection with the proposed Offer and the answers to those questions. You are urged to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information provided below is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.
Who is offering to buy my shares?
      RN International Holdings B.V. is offering to buy your shares. RN International Holdings B.V. is a private company with limited liability organized under the laws of the Netherlands and an indirect wholly-owned subsidiary of RealNetworks, Inc., a Washington corporation with common stock that is publicly traded on the Nasdaq Global Select Market (NASDAQ: RNWK). RN International Holdings B.V. has not carried on any activities other than in connection with the Offer.
      Unless the context indicates otherwise, in this Offer to Purchase we use the terms the “Offeror,” “us,” “we” and “our” to refer to RN International Holdings B.V. and, where appropriate, RealNetworks, Inc. We use the term the “Parent” to refer to RealNetworks, Inc. alone and the term the “Company” to refer to WiderThan Co., Ltd.
      See the “Introduction” and Section 9 entitled “Certain Information Concerning the Offeror and the Parent” of this Offer to Purchase.
How many shares are you offering to buy?
      The Offeror is offering to purchase all of the outstanding Common Shares and ADSs of the Company on the terms and subject to the conditions set forth in this Offer to Purchase. Unless the context otherwise requires, in this Offer to Purchase we use the term “Offer” to refer to this offer, the term “Common Shares” to refer to the common shares of the Company, par value KRW500 per share, the term “ADSs” to refer to the American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by JP Morgan Chase Bank, N.A., of the Company, and the term “ADRs” to refer to American Depositary Receipts.
      See the “Introduction” and Section 1 entitled “Terms of the Offer” of this Offer to Purchase.
How much are you offering to pay for my Common Shares and ADSs?
      The Offeror is offering to pay you $17.05 per Common Share and per ADS (or any higher price per Common Share and per ADS that is paid in the Offer, the “Offer Price”), net to you in cash without interest thereon, less any required withholding taxes. Following the expiration of the Offer, (as the same may be extended pursuant to Article I of the Combination Agreement), the portion of the Offer consideration to be paid in exchange for ADSs will be delivered to the ADS Depositary and the portion of the Offer consideration to be paid in exchange for Common Shares will be delivered to the Common Share Depositary. Holders of ADSs will receive the Offer Price in U.S. dollars, net to the seller in cash without interest thereon, less any required withholding taxes. Holders of Common Shares will receive the Korean Won equivalent of the Offer Price, calculated by converting the Offer Price into Korean Won using the conversion rate available to the Offeror on the business day on which the Offer consideration is transferred to the Common Share Depositary, net to the seller in cash without interest thereon, less any required withholding taxes.
Will I have to pay any fees or commissions if I tender my Common Shares and ADSs?
      If you hold your Common Shares or ADSs directly as the registered owner and you tender your Common Shares or ADSs in the Offer, you will not have to pay brokerage fees or similar expenses.
      If you own your Common Shares or ADSs through a custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee, and your custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee tenders your Common Shares or ADSs on your behalf, your custodian credit institution or financial services institution, broker, dealer, commercial bank or other nominee may charge you a fee or commission for doing so. All brokerage fees, commissions and other costs, which may be incurred as a result of the tender of your Common Shares or ADSs will have to be borne by you.
      For more information about the procedures for tendering your Common Shares or ADSs in the Offer, see Section 3, “Procedure for Tendering Common Shares and ADSs”.
Do you have the financial resources to pay for the shares?
      Yes. We estimate that we will need approximately $350 million to purchase all of the Common Shares and ADSs pursuant to the Offer and to pay all related fees and expenses. The Offeror will have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Common Shares and ADSs that are tendered in the Offer because the Parent will contribute or otherwise advance funds to the Offeror to enable the Offeror to pay for the Common Shares and ADSs that are tendered in the Offer. The Offer is not conditioned upon any financing arrangements.
      See Section 10 entitled “Source and Amount of Funds” of this Offer to Purchase.
Is your financial condition relevant to my decision to tender my Common Shares and ADSs?
      No. We do not believe our financial condition is relevant to your decision whether to tender your Common Shares or ADSs pursuant to the Offer because (a) we are offering to purchase all Common Shares and ADSs, (b) the Offer is solely for cash, (c) the Offer is not subject to any financing condition, and (d) as noted above, we will have sufficient cash on hand at the expiration of the Offer to pay the Offer Price for all Common Shares and ADSs that are tendered in the Offer.
Does the Company Board of Directors recommend that I tender my Common Shares and ADSs?
      The board of directors of the Company, at a meeting duly called, by unanimous vote of all directors present at the meeting:

•	determined that the Combination Agreement and the transactions contemplated thereby, including the Offer, are advisable, fair to and in the best interests of the Company and its shareholders;

•	approved the Combination Agreement and the transactions contemplated thereby (including the stockholder tender and voting agreements); and

•	recommended that the Company’s shareholders tender their Common Shares and ADSs in the Offer.
      Accordingly, the Board of Directors of the Company recommends that you tender your Common Shares and ADSs in the Offer.

      See the “Introduction” of this Offer to Purchase.
Is there a deadline for tendering my Common Shares and ADSs?
      You will have until 12:00 midnight, New York City time, on Friday, October 27, 2006, to tender your Common Shares and ADSs in the Offer, unless we extend the Offer.
      If you cannot deliver everything that is required to validly tender your ADSs by that time, you may be able to use a guaranteed delivery procedure to tender your ADSs. The procedures for tendering your ADSs by guaranteed delivery are described later in this Offer to Purchase.
      See Section 1 entitled “Terms of the Offer” and Section 3 entitled “Procedure for Tendering Common Shares and ADSs” of this Offer to Purchase.
Under what circumstances would you extend the Offer?
      We will extend the Offer beyond Friday, October 27, 2006:

•	for successive periods of ten business days each if any of the conditions to the Offer have not been satisfied or waived as of any then scheduled expiration date of the Offer in order to permit the satisfaction of the conditions to the Offer;

•	for any period as may be required by any rule, regulation, interpretation or position of the U.S. Securities and Exchange Commission (the “SEC”), the staff of the SEC and the Nasdaq Global Market that is applicable to the Offer; and

•	for any period as may be required in order for the closing of the Offer to occur immediately prior to the Special Meeting.
      Notwithstanding the foregoing, we are not obligated to extend the Offer beyond February 28, 2007, or March 31, 2007 in the event that all of the conditions to the Offer are satisfied as of February 28, 2007 other than the receipt of certain Korean regulatory approvals related to the transaction. In addition, notwithstanding the foregoing, our obligation to extend the Offer will not impair the parties’ rights to terminate the Combination Agreement, and abandon the Offer, pursuant to the terms of the Combination Agreement.
      We also may provide for a “subsequent offering period” of between three and twenty business days immediately following the expiration of the Offer.
      See Section 1 entitled “Terms of the Offer” of this Offer to Purchase for more details on our ability to extend the Offer.
How will I be notified if you extend the Offer?
      If we extend the Offer, we will inform the ADS Depositary and Common Share Depositary for the Offer, of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the Offer was scheduled to expire.
      See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.
What are the conditions to the Offer?
      The Offeror (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act, pay for any Common Shares or ADSs, tendered pursuant to the Offer, and (ii) may terminate, amend or delay the Offer or, subject to the restriction referred to above, the payment for, any tendered Common Shares or ADSs, in a manner consistent with the terms of the Combination Agreement, in the event that at or prior to the scheduled expiration of the

Offer (as it may be extended pursuant to Article I of the Combination Agreement), any of the following conditions shall not have been satisfied (or waived by Parent or the Offeror):

•	There be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Common Shares (including Common Shares underlying ADSs), that, together with any Common Shares (including Common Shares underlying ADSs) then owned by the Offeror and the Parent, represent a number of Common Shares (including Common Shares underlying ADSs) equal to at least sixty-seven percent (67%) of the sum of (x) all then outstanding Common Shares (including Common Shares underlying ADSs) plus (y) all Common Shares (including Common Shares underlying ADSs) issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire Common Shares;

•	The business combination report required for the Offer under the Korean Monopoly Regulation and Fair Trade Act shall have been duly approved by the Korean Fair Trade Commission or the relevant waiting period shall have expired or been terminated after filing the report without any objection from the Korean Fair Trade Commission;

•	Any waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended shall have expired or been terminated;

•	All authorizations, consents, clearances, orders or approvals that are required under applicable law or by any governmental entity in connection with the Offer, shall have been obtained without any conditions thereto;

•	All declarations or filings that are required to be made or submitted under applicable law or by any governmental entity in connection with the Offer shall have been made or submitted;

•	All waiting periods that are imposed by applicable law or by any governmental entity in connection with the Offer shall have expired or been terminated;

•	No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is in effect and which has the effect of making any of the transactions contemplated by the Combination Agreement illegal or otherwise prohibiting consummation of any of the transactions contemplated by the Combination Agreement;

•	There shall not be instituted or pending any action or proceeding that would reasonably be likely to result in any governmental entity of competent jurisdiction issuing an order which would have the effect of making any of the transactions contemplated by the Combination Agreement illegal or otherwise prohibiting consummation of any of the transactions contemplated by the Combination Agreement;

•	Parent and/or the Company shall have received a sufficient number of valid ballots voting, or proxies designating the Parent or its designees as proxy to vote, Common Shares and ADSs in favor of a shareholder proposal to duly elect Parent’s designees to the Company’s board of directors at a special meeting of the Company’s shareholders;

•	The representations and warranties of the Company set forth in the Combination Agreement shall have been true and correct on the date thereof and shall be true and correct on and as of the expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement) as though made on and as of such date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by the Combination Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Company Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably expected to have, a Company Material Adverse Effect); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

•	Other than those covenants and other obligations which by their terms are to be performed after the scheduled expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement), the Company shall have performed in all material respects all obligations required to be performed by it under the Combination Agreement on or prior to the scheduled expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

•	There shall not be instituted or pending any action or proceeding in which a governmental entity is (i) challenging or seeking to restrain or prohibit the consummation of any of the transactions contemplated by the Combination Agreement, (ii) seeking to prohibit or limit the Parent’s or the Offeror’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company following the consummation of the transactions contemplated by the Combination Agreement or (iii) seeking any divestiture by the Parent or any of its affiliates of shares of capital stock or any business, assets or property of the Parent or the Offeror or the Company, as a condition to approving any of the transactions contemplated by the Combination Agreement, or the imposition of any limitation on the ability of the Parent, the Offeror or the Company or any of their respective Affiliates to conduct their respective businesses or to own or exercise control of their respective stock, assets or properties as a condition to approving any of the transactions contemplated by the Combination Agreement; and

•	Parent shall have received written and notarized resignations in forms satisfactory to Parent executed by each director of the Company which shall be effective as of the date of the special meeting of the Company described herein.
How do I tender my Common Shares and ADSs?
      If you want to tender your Common Shares or ADSs, you must do one of the following before the Offer expires:

In the case of Common Shares held in certificated form, (1) open a securities account with the Common Share Depositary in the manner described herein, (2) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver the Letter of Transmittal and any other required documents, including the certificate for your Common Shares, to the Common Share Depositary.

In the case of Common Shares deposited with any custodian depositary, securities or other qualified financial institution under Korean law, (1) open a securities account with the Common Share Depositary in the manner described herein, (2) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver the Letter of Transmittal and any other required documents to the Common Share Depositary and (3) instruct your custodian depositary, securities or other qualified financial institution that holds your shares to effect the transfer of your Common Shares to your securities account maintained at the Common Share Depositary.

In the case of ADSs held in book-entry form, all of which are held through facilities of The Depository Trust Company (“DTC”) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you.

In the case of ADSs held in certificated form, complete and sign the Letter of Transmittal for the Offer, which is enclosed with this document, in accordance with the instructions contained in the Letter of Transmittal (having your signature on the Letter of Transmittal medallion guaranteed if required by the Letter of Transmittal), mail or deliver the Letter of Transmittal (or an originally signed facsimile thereof) and any other required documents, including the certificate for your ADSs, known as an American Depositary Receipt (“ADR”), to the Depositary.

Any holder of ADSs who desires to tender ADSs pursuant to the Offer and whose ADRs are not immediately available, or who cannot comply in a timely manner with the procedures for tendering ADSs by book-entry transfer, or who cannot deliver all required documents to the ADS Depositary by the expiration date of the Offer, may tender such ADSs pursuant to the Offer by following the procedures for guaranteed delivery described in Section 3 “Procedure for Tendering Common Shares and ADSs.”
May I withdraw previously tendered Common Shares or ADSs?
      You may withdraw any previously tendered Common Shares or ADSs at any time prior to 12:00 Midnight, New York City time, on Friday, October 27, 2006 or such later date as the Offer may be extended, and, unless accepted for payment pursuant to the Offer, you may also withdraw any previously tendered Common Shares or ADSs at any time after Monday, November 27, 2006.
      If we provide for a “subsequent offering period,” however, you will not be able to withdraw any Common Shares or ADSs that you previously tendered in the Offer or any of the Common Shares or ADSs that you tender during the subsequent offering period.
      See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.
How do I withdraw previously tendered Common Shares or ADSs?
      To withdraw ADSs that you previously tendered in the Offer, you must deliver a written notice of withdrawal, or a manually signed facsimile of one, with the required information to Mellon Investor Services LLC, the ADS Depositary for the Offer while you still have the right to withdraw the ADSs. To withdraw Common Shares that you previously tendered in the Offer, you or your duly appointed attorney-in-fact must visit a branch of the Common Share Depositary, and deliver a written notice of withdrawal with the required information while you still have the right to withdraw the Common Shares.
      See Section 4 entitled “Withdrawal Rights” of this Offer to Purchase.
If the Offer is consummated, what will happen to Common Shares and ADSs and will the Company remain a public company?
      Common Shares and ADSs that are not tendered in the Offer will remain outstanding after the Offer unless and/or until they are acquired in any future acquisition. If the Offer is consummated, the number of security holders and the number of Common Shares and ADSs that are still in the hands of the public is likely to be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the ADSs.
      Following the consummation of the Offer (but prior to any subsequent offering period, if any), the Company will terminate the existing Deposit Agreement, under which the ADSs were issued. When the Deposit Agreement is terminated, each ADS will be converted into the right to receive one Common Share in exchange for such ADS. There is no public trading market for the Common Shares, and the Company would not be under any obligation to list the Common Shares or otherwise attempt to create such a market following any such termination.
      Additionally, pursuant to the Combination Agreement, the Company will apply for delisting of the ADSs from the Nasdaq Global Market and for termination of registration of the Common Shares and ADSs under the Exchange Act, as soon after the completion of the Offer as the requirements for such delisting and termination are met. See Section 7 entitled “Effect of Offer on Listing, Market for Common Shares and ADSs; Deposit Agreement and SEC Registration” of this Offer to Purchase.
      The Parent currently intends to acquire any Common Shares that remain outstanding following the Offer pursuant to one or more transactions permitted under Korean law (any such transaction, a “Post-Tender Offer Acquisition”). However, the Parent is under no obligation to acquire such Common Shares and may decide not to pursue a Post-Tender Offer Acquisition.

Will I have appraisal rights in connection with the Offer?
      No appraisal rights will be available to you in connection with the Offer.
      See Section 17 entitled “Appraisal Rights” of this Offer to Purchase.
What is the market value of my Common Shares and ADSs as of a recent date?
      There is no established public trading market for the Common Shares. The ADSs currently trade on The Nasdaq Global Market (“Nasdaq”) under the symbol “WTHN.” On September 12, 2006, the last full day of trading before the public announcement of the Combination Agreement, the last sale price of the ADSs reported was $13.97 per share. On September 28, 2006, the last full day of trading before the commencement of the Offer, the closing price of the ADSs reported was $16.52 per share. We encourage you to obtain a recent quotation for shares of the ADSs in deciding whether to tender your Common Shares or ADSs.
      See Section 6 entitled “Price Range of ADSs; Dividends on the Common Shares and ADSs” of this Offer to Purchase.
What will happen to Company options in the Offer?
      The Company’s stock options will remain outstanding following the closing of the Offer. Pursuant to the Combination Agreement, on or before the 60th day following the expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement), or any subsequent offering period, Parent will offer each Company optionholder the opportunity to receive, on the vesting dates set forth in each option agreement, a cash payment in an amount equal to $17.05 less the applicable option exercise price multiplied by the number of Common Shares for which the option vests, less any applicable withholding taxes, in exchange for the optionholder canceling his or her stock option. Parent is required under the Combination Agreement to maintain sufficient liquid funds to satisfy such option consideration payments. Alternatively, during the 60 day period following the expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement), or any subsequent offering period, Parent may choose to undertake a transaction or series of transactions that may result in the holders of Company options receiving (or being entitled to receive) the same option consideration as set forth above without the Parent having to conduct the offer set forth above. In such a case, Parent will not be required to commence the offer to optionholders described above.
What are the material income and transaction tax consequences to United States security holders who tender their Common Shares or ADSs?
      The following is a summary of certain material income and transaction tax consequences to United States security holders who tender their Common Shares or ADSs in connection with the Offer. United States security holders are strongly urged to review Section 5 of this Schedule TO entitled “Material Tax Consequences to Security Holders” and to consult with their own tax advisors as to the particular tax consequences to them of participating in the Offer.
      The receipt of cash by United States security holders in exchange for Common Shares or ADSs pursuant to the Offer will be a taxable transaction for United States federal income tax purposes for those United States security holders who elect to participate in the Offer.
      Generally, a United States security holder who exchanges Common Shares or ADSs pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the aggregate Offer Price and the security holder’s adjusted tax basis in the Common Shares or ADSs exchanged pursuant to the Offer. If such Common Shares or ADSs constitute capital assets in the hands of a security holder, such gain or loss will be capital gain or loss. Generally, capital gains recognized by a United States individual are subject to a maximum United States federal income tax rate of fifteen percent (15%) if the Common Shares or ADSs were held for more than one year.

      Generally, Korean income tax withholding will not apply to payments of the aggregate Offer Price in exchange for ADSs pursuant to the Offer provided that such ADSs are listed on the Nasdaq Global Market and the exchange takes place outside of Korea, and Korean securities transaction tax will not apply to payments of the aggregate Offer Price in exchange for ADSs pursuant to the Offer provided that such ADSs are listed on the Nasdaq Global Market.
      Generally, capital gains earned by a United States security holder who is not a Korean resident (as such term is defined under applicable Korean tax law) upon the transfer of Common Shares (but not ADSs) will be subject to Korean capital gains withholding tax at a rate equal to the lower of: (i) 11% (including resident surtax) of the gross proceeds realized or (ii) 27.5% (including resident surtax) of the net gains realized (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs), unless such security holder is able to claim an exemption from such Korean capital gains tax pursuant to the income tax treaty between Korea and the United States. In order to claim such an exemption, the security holder must submit to the Korean tax authorities a completed Application for Tax Exemption/ Non-Taxation (as well as other materials that support entitlement to a tax exemption in the manner prescribed by the Korean tax authorities) and must provide to the Offeror certification of the Korean tax authorities’ acceptance of such application. Failure to timely provide to the Offeror certification of the Korean tax authorities’ acceptance of such application will result in applicable withholding. In addition, the aggregate Offer Price received by a United States holder of Common Shares who is not a Korean resident will be subject to withholding of Korean securities transaction tax at a rate of 0.5%.
      United States security holders who convert their Common Shares into ADSs prior to tendering their securities in connection with the Offer generally may avoid Korean income tax withholding (without being required to prepare and file an Application for Tax Exemption/ Non-Taxation) as well as the Korean securities tax. The cost of converting Common Shares into ADSs is $.05 per share and is payable by the security holder. The conversion may take several weeks to complete. A United States security holder who chooses to convert Common Shares into ADSs is responsible for completing such conversion prior to participating in the Offer. If you wish to convert your Common Shares to ADSs, please contact the Information Agent for more information.
      United States security holders are strongly urged to consult with their own tax advisors as to the particular tax consequences to them of participating in the Offer, including the effect of United States federal, state and local tax laws and Korean tax laws, and their eligibility and qualification for benefits under the income tax treaty between Korea and the United States.
What are the material income and transaction tax consequences to Korean resident security holders who tender their Common Shares or ADSs?
      The following is a summary of certain material income and transaction tax consequences to Korean resident security holders who tender their Common Shares or ADSs in connection with the Offer. Korean security holders are strongly urged to review Section 5 of this Schedule TO entitled “Material Tax Consequences to Security Holders” and to consult with their own tax advisors as to the particular tax consequences to them of participating in the Offer.
      Generally, a Korean resident corporate holder of Common Shares that exchanges its Common Shares in connection with the Offer is responsible for paying corporate income tax on the gain realized at the rate of 27.5% (including resident surtax) of the net realized gains. In addition, such corporate holder will be required to pay a securities transaction tax at the rate of 0.5% of the aggregate Offer Price following the exchange.
      Generally, a Korean resident individual holder of Common Shares who exchanges his or her Common Shares in connection with the Offer is responsible for paying capital gains tax generally at the rate of 22% (including resident surtax) of his or her net realized gains. A Korean resident individual holder who is a “major” shareholder (as defined under Korean tax law) and whose holding period in his or her Common Shares is less than one year is responsible for paying capital gains tax at a rate of 33% (including resident surtax) of his or her net realized gains. In addition, a Korean resident individual holder of Common Shares who exchanges his or her Common Shares must report and pay a 0.5% securities transaction tax following the exchange.
      Generally, a Korean resident corporate holder of ADSs that exchanges its ADSs in connection with the Offer is responsible for paying corporate income tax on the gain realized at the rate of 27.5% (including resident surtax) of the net realized gains. The Korean securities transaction tax will not apply to the exchange of ADSs pursuant to the Offer as long as the ADSs are listed on the Nasdaq Global Market.
      Generally, a Korean resident individual holder of ADSs that exchanges his or her ADSs in connection with the Offer is responsible for paying capital gains tax at the rate of 22% (including resident surtax) of his or her net realized gains. The Korean securities transaction tax will not apply to the exchange of ADSs pursuant to the Offer as long as the ADSs are listed on the Nasdaq Global Market.
Whom should I call if I have questions about the Offer?
      You may call Innisfree M&A Incorporated, the information agent for the Offer, at (888) 750-5834. Holders of Common Shares or ADS in the U.S. may also call Lehman Brothers Inc., the dealer manager in the U.S. for the Offer, at (888) 610-5877. Questions and requests for assistance in connection with the Offer for Common Shares should be directed to Samsung Securities Co., Ltd., the depositary and information agent in Korea for the Offer (the “Common Share Depositary”), at its address and telephone number set forth on the back cover page of this Offer to Purchase. See the back cover of this Offer to Purchase for further information on how to obtain answers to your questions.

To the Holders of WiderThan Co., Ltd. Common Shares and American Depositary Shares:
INTRODUCTION
      RN International Holding B.V. (the “Offeror”) a private company with limited liability organized under the laws of the Netherlands and an indirect wholly-owned subsidiary of RealNetworks, Inc., (the “Parent”) is offering to purchase all outstanding common shares, par value KRW500 per share (the “Common Shares”) and all outstanding American Depositary Shares, each representing one Common Share and evidenced by an American Depositary Receipt issued by JP Morgan Chase Bank, N.A. (the “ADSs”) of WiderThan Co., Ltd, a company with limited liability organized under the laws of the Republic of Korea (the “Company”), at a price of U.S. $17.05 per Common Share and per ADS, net to the seller in cash (or any higher price per Common Shares and ADSs that is paid in the tender offer, “Offer Price”), without interest thereon, less any required withholding taxes, upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the “Offer”).
      The Offer is being made pursuant to a Combination Agreement, dated as of September 12, 2006 (as it may be amended from time to time, the “Combination Agreement”), by and among the Parent, the Offeror and the Company. The Offeror is a private company with limited liability organized under the laws of the Netherlands. The Combination Agreement provides, among other things, for the making of the Offer by the Offeror. Common Shares and ADSs that are not tendered in the Offer will remain outstanding after the Offer unless and/or until they are acquired in any future acquisition. The Combination Agreement is more fully described in Section 13 entitled “The Transaction Documents” of this Offer to Purchase, which also contains a discussion of the treatment of stock options.
      If you hold your Common Shares or ADSs directly as the registered owner and you tender your Common Shares or ADSs in the Offer, you will not have to pay brokerage fees or similar expenses.
      If you own your Common Shares or ADSs through a broker, dealer, commercial bank, trust company or other nominee, and the holder of your Common Shares or ADSs tenders them on your behalf, your broker, dealer, commercial bank, trust company or other nominee may charge you a fee for doing so. You should consult the broker, dealer, commercial bank, trust company or other nominee that holds your Common Shares and ADSs to determine whether any charges will apply. See the “Introduction” to this Offer to Purchase. The Offeror will pay all charges and expenses of Mellon Investor Services LLC (the “ADS Depositary”), Samsung Securities Co., Ltd., (the “Common Share Depositary”), Innisfree M&A Incorporated (the “Information Agent”) and Lehman Brothers Inc. (the “Dealer Manager”) for their respective services in connection with the Offer. See Section 18 entitled “Fees and Expenses” of this Offer to Purchase.
      The Board of Directors of the Company determined that the Combination Agreement and the transactions contemplated thereby, including the Offer, are advisable, fair to and in the best interests of the Company and its shareholders, approved the Combination Agreement and the transactions contemplated thereby (including the stockholder tender and voting agreements), and recommended that Company shareholders tender their Common Shares and ADSs in the Offer.
      The Company has advised the Parent that Jefferies Broadview (“Jefferies Broadview”), a division of Jefferies & Company, Inc., the Company’s financial advisor, rendered its opinion to the Company Board of Directors that, as of September 12, 2006 and based upon and subject to the assumptions, qualifications, limitations and factors described therein, the $17.05 per outstanding Common Share and per outstanding ADS in cash to be received by the holders of Common Shares and ADSs in the Offer pursuant to the Combination Agreement was fair from a financial point of view to such holders other than any direct or indirect subsidiary of Parent. The full text of the written opinion of Jefferies, dated September 12, 2006, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, will be attached as an exhibit to the Company’s Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the “Schedule 14D-9”) to be filed with the Securities and Exchange Commission (the “SEC”) and which will be mailed to the Company’s security holders with this Offer to Purchase. Jefferies Broadview provided its opinion solely for the information and assistance of the Company’s Board of Directors in connection with its consideration of the transactions contemplated by the Combination Agreement. The Jefferies Broadview opinion is not a recommendation as to whether or not any holder of Common Shares and ADSs should tender such Common Shares or ADSs in connection with the Offer.
      The Offer is conditioned upon, among other things, the condition that, prior to the then scheduled expiration date of the Offer (as it may be extended from time to time pursuant to Article I of the Combination Agreement), there be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Common Shares (including Common Shares underlying ADSs), that, together with any Common Shares (including Common Shares underlying ADSs) then owned by the Offeror and the Parent, represent a number of Common Shares (including Common Shares underlying ADSs) equal to at least sixty-seven percent (67%) of the sum of (x) all then outstanding Common Shares (including Common Shares underlying ADSs) plus (y) all Common Shares (including Common Shares underlying ADSs) issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire Common Shares (the “Minimum Condition”). See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase for a description of all of the conditions to the Offer.
      The Company has represented that as of September 12, 2006 there were 19,807,216 outstanding Common Shares (including Common Shares underlying outstanding ADSs) and there were outstanding stock options to purchase 1,827,445 Common Shares. Neither the Parent nor the Offeror currently beneficially owns any Common Shares or ADSs except insofar as the Tender and Voting Agreements described in Section 13 entitled “The Transaction Documents” of this Offer to Purchase may be deemed to constitute beneficial ownership. The Parent disclaims such beneficial ownership. Based on the foregoing, the Offeror believes that approximately 14,495,223 Common Share and ADS must be validly tendered and not withdrawn prior to the expiration of the Offer in order for the Minimum Condition to be satisfied, assuming no additional Common Share or ADS issuances by the Company (including pursuant to option grants or exercises). Security holders of the Company, owning approximately 8,628,359 of the Company’s issued and outstanding Common Shares (including Common Shares underlying ADSs) as of September 12, 2006, already have agreed to tender their Common Shares and ADSs into the Offer pursuant to the Tender and Voting Agreements. See Section 1 entitled “Terms of the Offer” of this Offer to Purchase.
      This Offer to Purchase and the related Letter of Transmittal contain important information that should be read before any decision is made with respect to the Offer.
Forward-looking Statements
      This document and the documents incorporated by reference into this document include certain forward-looking statements. These forward-looking statements appear throughout this document and include statements regarding our intent, belief or current expectations, including statements concerning plans with respect to the acquisition of all the Common Shares and ADSs. Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside the Parent’s, the Offeror’s and the Company’s control, that could cause actual results to differ materially from such statements. Factors that may cause or contribute to such differences include: effects on the Company from competition with other providers of comprehensive mobile entertainment applications, material changes in consumer demand or preferences, significant economic developments in the Company’s primary markets, significant changes in labor, material and other costs affecting the Company’s products, significant exchange rate movements or changes in the Company’s legal and regulatory environment, the ability to execute fully on our business strategy after taking the Company private and other risks and uncertainties described in the Company’s filings with the SEC. We are under no obligation, and expressly disclaim any intention or obligation, to update or alter any forward-

looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.
      Except as otherwise set forth herein, the information concerning the Parent, the Offeror and the Company contained in this document has been furnished by the Parent or the Company or taken from or based upon publicly available documents and records on file with the SEC and other public sources.

THE TENDER OFFER

1.	Terms of the Offer.
      Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Offeror will accept for payment and pay for all Common Shares and ADSs validly tendered prior to the Expiration Date and not theretofore withdrawn in accordance with Section 4 entitled “Withdrawal Rights” of this Offer to Purchase. The term “Expiration Date” means 12:00 Midnight, New York City time, on Friday, October 27, 2006 (the “Scheduled Expiration Date”), unless the Offeror shall have extended the period of time for which the Offer is open, in which event the term “Expiration Date” shall mean the latest time and date at which the Offer, as so extended by Offeror, shall expire.
      In the Combination Agreement, the Offeror has agreed that it will extend the Offer beyond the Scheduled Expiration Date as follows:

•	for successive periods of ten business days each if any of the conditions to the Offer (including the Minimum Condition) have not been satisfied or waived as of any then scheduled Expiration Date for the Offer in order to permit the satisfaction of the conditions to the Offer;

•	for any period as may be required by any rule, regulation, interpretation or position of the SEC, the staff of the SEC or the Nasdaq Global Market that is applicable to the Offer; and

•	for any period as may be required in order for the closing of the Offer to occur immediately prior to the Special Meeting.
      The Offeror’s ability and obligation to extend the Offer is subject to the parties’ right to terminate the Combination Agreement if the Offer is not consummated by February 28, 2007 (subject to extension to March 31, 2007 under certain circumstances), and the parties’ rights otherwise to terminate the Combination Agreement and Offer pursuant to the terms of the Combination Agreement. The Offeror also may make available a subsequent offering period (a “Subsequent Offering Period”) in accordance with Rule 14d-11 under the Exchange Act of not fewer than three business days nor more than twenty business days. There can be no assurance that the Offeror will exercise its right to extend the Offer.
      The Offeror has also agreed in the Combination Agreement that, without the prior written consent of the Company, it will not (A) decrease the Offer Price, (B) change the form of consideration to be paid in the Offer, (C) reduce the number of Common Shares and ADSs to be purchased in the Offer, (D) impose conditions to the Offer in addition to the Minimum Condition and the conditions to the Offer set forth in Annex I of the Combination Agreement, (E) amend the Minimum Conditions or the conditions to the Offer set forth in Annex I of the Combination Agreement so as to broaden the scope of such conditions to the Offer or amend any other terms of the Offer set forth in the Combination Agreement in any manner materially adverse to the holders of Common Shares and ADSs, or (F) extend the Offer in any manner other than pursuant to and in accordance with the terms of the Combination Agreement. The Offeror may waive the Minimum Condition only if the number of Common Shares (including Common Shares underlying ADSs) tendered and not withdrawn in the Offer, together with the Common Shares (including Common Shares underlying ADSs) then owned by the Offeror represent at least a majority of the then outstanding Company Shares (including Common Shares underlying ADSs). In all other cases, the Minimum Condition may only be waived by the Offeror with the prior written consent of the Company.
      The Offer is conditioned upon satisfaction of the Minimum Condition. The Offer also is subject to other terms and conditions. See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase. The Offeror believes the minimum number of Common Shares (including Common Shares underlying tendered ADSs) that must be tendered in order to achieve the Minimum Condition is approximately 14,495,223.
      Subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right, in its sole discretion, to delay acceptance for payment of any Common Shares and ADSs (or delay payment for any

Common Shares and ADSs, regardless of whether such Common Shares and ADSs were theretofore accepted for payment) pending the receipt of required governmental consents and material antitrust, competition or merger control consents reasonably deemed necessary, appropriate or desirable by the Parent, or, subject to the limitations set forth in the Combination Agreement, and not to accept for payment or pay for any Common Shares and ADSs not theretofore accepted for payment or paid for upon the failure of any of the offer conditions, by giving oral or written notice of such delay or termination to the ADS Depositary and the Common Share Depositary. The Offeror’s right to delay payment for any Common Shares and ADSs or not to pay for any Common Shares and ADSs theretofore accepted for payment is subject to the applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act relating to the Offeror’s obligation to pay for or return tendered Common Shares and ADSs promptly after the termination or withdrawal of the Offer.
      Except as set forth above, and subject to the applicable rules and regulations of the SEC, the Offeror expressly reserves the right to waive any offer condition (other than the Minimum Condition which, as described above, may only be waived under certain circumstances), increase the Offer Price or amend the Offer in any respect. Any extension of the period during which the Offer is open, or delay in acceptance for payment or payment, termination or amendment of the Offer, will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be issued not later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Offeror under such rule or the manner in which the Offeror may choose to make any public announcement, the Offeror currently intends to make announcements by issuing a press release and making any appropriate filing with the SEC.
      If the Offeror makes a material change in the terms of the Offer or the information concerning the Offer or if it waives a material condition of the Offer, the Offeror will disseminate additional tender offer materials and extend the Offer if and to the extent required by Rules 14d-4(c), 14d-6(c) and 14(e)-1 under the Exchange Act (which require that material changes be promptly disseminated to shareholders in a manner reasonably designed to inform them of such changes) or otherwise. The minimum period during which an offer must remain open following material changes in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the terms or information changes. In the SEC’s view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to shareholders, and with respect to a change in price or a change in percentage of securities sought, a minimum ten business day period is generally required to allow for adequate dissemination to shareholders and investor response. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 Midnight, New York City time.
      The Company has provided the Offeror with its list of holders of Common Shares and ADSs for the purpose of disseminating the Offer to holders of Common Shares and ADSs. This document and the related Letter of Transmittal and other relevant materials will be mailed to record holders of Common Shares and ADSs and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the holder list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of ADSs to the extent permitted by applicable law.

2.	Acceptance for Payment and Payment for Common Shares and ADSs.
      Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Offeror will purchase, by accepting for payment, and will pay for, all Common Shares and ADSs validly tendered prior to the Expiration Date (and not withdrawn) promptly after the Expiration Date. Subject to compliance with Rule 14e-1(c) under the Exchange Act, the Offeror expressly reserves the right to delay payment for Common Shares and

ADSs in order to comply in whole or in part with any applicable law. See Section 1 entitled “Terms of the Offer” and Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.
      In all cases, payment for Common Shares tendered and accepted for payment pursuant to the Offer will be made only after the tendering holder, or the tendering holder’s attorney-in-fact (a) has opened a securities account with the Common Share Depositary in the manner described herein, (b) has timely delivered a properly completed and duly executed Letter of Transmittal to the Common Share Depositary and (c) has timely delivered the certificate(s) representing such Common Shares to the Common Share Depositary or has timely delivered the Common Shares to the Common Share Depositary by effecting an account transfer.
      In all cases, payment for ADSs tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the ADS Depositary of (a) ADRs representing such ADSs or confirmation of the book-entry transfer of such ADSs into the ADS Depositary’s account at DTC pursuant to the procedures set forth in Section 3 entitled “Procedure for Tendering Common Shares and ADSs,” (b) a Letter of Transmittal (or an originally signed facsimile thereof), properly completed and duly executed, with any required medallion signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal.
      The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the ADS Depositary and forming a part of a Book Entry Confirmation, which states that DTC has received an express acknowledgment from the participant in the system of DTC tendering the Common Shares or ADSs that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Offeror may enforce such agreement against such participant.
      For purposes of the Offer, the Offeror will be deemed to have accepted for payment, and thereby purchased, Common Shares and ADSs validly tendered and not withdrawn, if and when the Offeror gives oral or written notice to the ADS Depositary and Common Share Depositary of the Offeror’s acceptance of such Common Shares and ADSs for payment.
      In all cases, payment for ADSs purchased pursuant to the Offer will be made by deposit of the purchase price in U.S. dollars with the ADS Depositary, which will act as agent for tendering ADS holders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering ADS holders.
      In all cases, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price in Korean Won with the Common Share Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders by means of a wire transfer to the tendering shareholder’s securities account opened in the Common Share Depositary. The Common Share Depositary has informed us that it will not be able to transmit payments to tendering holders of Common Shares for any currency other than Korean Won. If you hold Common Shares and you wish to receive the Offer Price in U.S. Dollars, you will need to convert your Common Shares into ADSs and properly tender your ADSs in the manner described herein prior to the Expiration Date. Please note that such conversion may take several weeks to complete. As such, if you wish to convert your Common Shares to ADSs, please contact the Information Agent for more information.
      If, for any reason whatsoever, acceptance for payment of any Common Shares or ADSs tendered pursuant to the Offer is delayed, or the Offeror is unable to accept for payment Common Shares and ADSs tendered pursuant to the Offer, then, without prejudice to the Offeror’s rights under Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase, the Common Share Depositary and ADS Depositary, nevertheless, on behalf of the Offeror, may retain tendered Common Shares and ADSs respectively, and such Common Shares and ADSs may not be withdrawn, except to the extent that the tendering security holders are entitled to withdrawal rights as described in Section 4 entitled “Withdrawal Rights” of this Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest be paid on the purchase price for Common Shares and ADSs by the Offeror by reason of any delay in making such payment.
      If any tendered Common Shares or ADSs are not accepted for payment pursuant to the terms and conditions of the Offer for any reason, or if certificates or ADRs, as applicable, are submitted for more

Common Shares or ADSs than are tendered, certificates representing Common Shares or ADRs representing ADSs for such unpurchased or untendered Common Shares and ADSs will be returned, without expense to the tendering security holder (or, in the case of ADSs delivered by book-entry transfer to DTC, such ADSs will be credited to an account maintained within DTC), promptly after the expiration, termination or withdrawal of the Offer.
      If, prior to the Expiration Date, the Offeror increases the consideration offered to security holders pursuant to the Offer, such increased consideration will be paid to all security holders whose Common Shares and ADSs are purchased pursuant to the Offer.

3.	Procedure for Tendering Common Shares and ADSs.
      In the case of Common Shares held in certificated form, (1) open a securities account with the Common Share Depositary in the manner described herein, (2) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver the Letter of Transmittal and any other required documents, including the certificate for your Common Shares, to the Common Share Depositary.
      In the case of Common Shares deposited with any custodian depositary, securities or other qualified financial institution under Korean law, (1) open a securities account with the Common Share Depositary in the manner described herein, (2) complete and sign the Letter of Transmittal for the Offer, which is enclosed with this document, in accordance with the instructions contained therein and hand deliver, or cause your attorney-in-fact to hand deliver the Letter of Transmittal and any other required documents to the Common Share Depositary and (3) instruct your custodian depositary, securities or other qualified financial institution that holds your shares to effect the transfer of your Common Shares to your securities account maintained at the Common Share Depositary.
      To Open a Securities Account with the Common Share Depositary, you must personally visit, or have a duly authorized attorney-in-fact visit, any of our Common Share Depositary’s branches throughout Korea. Please note that the Common Share Depositary will not accept tendered Common Shares unless the tendering shareholder, or its attorney-in-fact, has opened a securities account with the Common Share Depositary and hand delivered a duly executed Letter of Transmittal to the Common Share Depositary. For a list of branches of the Common Share Depositary or for other questions or requests for assistance in connection with the Offer for Common Shares, please contact the Common Share Depositary at its address and telephone number set forth on the back cover of this Offer to Purchase. We recommend that you contact the Common share Depositary prior to visiting any of its offices so that the Common Share Depositary can provide you with information about how to open a securities account.
      In all cases, payment for Common Shares purchased pursuant to the Offer will be made by deposit of the purchase price in Korean Won with the Common Share Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Offeror and transmitting such payment to tendering shareholders by means of a wire transfer to the tendering shareholder’s securities account opened in the Common Share Depositary. The Common Share Depositary has informed us that it will not be able to transmit payments to tendering holders of Common Shares for any currency other than Korean Won. If you hold Common Shares and you wish to receive the Offer Price in U.S. Dollars, you will need to convert your Common Shares into ADSs and properly tender your ADSs in the manner described herein prior to the Expiration Date. Please note that such conversion may take several weeks to complete. As such, if you wish to convert your Common Shares to ADSs, please contact the Information Agent for information about how to convert Common Shares into ADSs.
      United States security holders who convert their Common Shares into ADSs prior to tendering their securities in connection with the Offer generally may avoid Korean income tax withholding (without being required to prepare and file an Application for Tax Exemption/ Non-Taxation) as well as the Korean securities transaction tax. The cost of converting Common Shares into ADSs is $0.05 per share and is payable by the security holder. The conversion may take several weeks to complete. A United States security holder who chooses to convert Common Shares into ADSs is responsible for completing such conversion prior to participating in the Offer.

      Valid Tender of ADSs. To validly tender ADSs pursuant to the Offer, either (a) a properly completed and duly executed Letter of Transmittal (or an originally signed facsimile thereof) in accordance with the instructions of the Letter of Transmittal, with any required medallion signature guarantees, ADRs representing the ADSs to be tendered and any other documents required by the Letter of Transmittal, must be received by the ADS Depositary at one of its addresses set forth on the back cover of this document prior to 12:00 midnight New York time on the Expiration Date, (b) such ADSs must be properly delivered pursuant to the procedures for book-entry transfer described below and a confirmation of such delivery received by the ADS Depositary (which confirmation must include an Agent’s Message if the tendering holder has not delivered a Letter of Transmittal), prior to the expiration date or (c) the tendering holder must comply with the guaranteed delivery procedures set forth below.
      Valid Tender of Book-Entry ADSs. The ADS Depositary will make a request to establish an account with respect to the ADSs at DTC for purposes of the Offer within two (2) business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of DTC may make book entry delivery of ADSs by causing DTC to transfer such ADSs to the ADS Depositary’s account in accordance with DTC’s procedures for such transfer. If you hold your ADSs in an account maintained with an Eligible Institution (as defined below) and you wish to tender your ADSs pursuant to the Offer, you must instruct your Eligible Institution to take the following steps before the Expiration Date:

•	deliver to the ADS Depositary a Letter of Transmittal by means of an Agent’s Message, together with the applicable ADSs via DTC, or

•	comply with the guaranteed delivery procedures described herein.
      Although delivery of ADSs may be effected through book-entry at DTC, the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees and any other required documents, or an Agent’s Message in the case of a book-entry delivery, must, in any case, be transmitted to and received by the ADS Depositary at one of its addressed set forth on the back cover of this Offer to Purchase prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.
      The method of delivery, including delivery through DTC, of all documents, including ADRs representing ADSs, is at the election and risk of the tendering holder, and the delivery will be deemed made only when actually received by the ADS Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.
      Signature Guarantee. Signatures on the Letter of Transmittal need not be guaranteed by a member firm of a registered national securities exchange (registered under Section 6 of the Exchange Act), by a member firm of the National Association of Securities Dealers, Inc., by a commercial bank or trust company having an office or correspondent in the United States or by any other “Eligible Guarantor Institution,” as defined in Rule 17Ad-15 under the Exchange Act (collectively, “Eligible Institutions”), unless the ADSs tendered thereby are tendered (i) by a registered holder of ADSs who has completed either the box entitled “Special Payment Instructions” or the box entitled “Special Delivery Instructions” on the Letter of Transmittal, or (ii) as noted in the following sentence. If the certificates evidencing ADSs are registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made, or ADSs are to be issued or returned, to a person other than the registered owner or owners, then the tendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name or names of the registered owner or owners appear on the ADRs, with the signatures on the certificates or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 to the Letter of Transmittal.
      Guaranteed Delivery for ADSs. If a holder desires to tender ADSs pursuant to the Offer and such holder’s ADRs are not immediately available, or such holder cannot deliver the ADRs and all other required documents to the ADS Depositary on or before the Expiration Date, or such holder cannot complete the procedure for delivery by book-entry on a timely basis, such ADSs may nevertheless be tendered, provided that all the following conditions are satisfied:

•	such tender is made by or through an Eligible Institution;

•	a properly completed and duly executed Notice of Guaranteed Delivery (or a photocopy thereof), substantially in the form made available by the Offeror in the accompanying materials, is received by the ADS Depositary no later than 12:00 midnight New York City time on the Expiration Date by the ADS Depositary as provided below; and

•	the ADRs (or a book-entry confirmation) evidencing all tendered ADSs, in proper form for transfer, in each case together with the Letter of Transmittal, properly completed and duly executed, with any required signature guarantee (or, in the case of a book-entry transfer, an Agent’s Message) and any other documents required by the Letter of Transmittal, are received by the ADS Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery.
      The Notice of Guaranteed Delivery delivered in respect of ADSs may be delivered by hand or mail to the ADS Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Offeror, or, in the case of a book-entry transfer, an Agent’s Message.
      Other Requirements. Notwithstanding any provision hereof to the contrary, payment for Common Shares accepted for payment pursuant to the Offer will in all cases be made only after the tendering holder, or the tendering holder’s attorney-in-fact (a) has opened a securities account with the Common Share Depositary in the manner described herein, (b) has timely delivered a properly completed and duly executed Letter of Transmittal to the Common Share Depositary and (c) has timely delivered the certificate(s) representing such Common Shares to the Common Share Depositary or has timely delivered the Common Shares to the Common Share Depositary by effecting an account transfer. Notwithstanding any provision hereof, payment for ADSs accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the ADS Depositary of (a) the ADRs representing (or a timely book-entry confirmation with respect to) such ADSs, (b) a Letter of Transmittal (or an originally signed facsimile thereof), properly completed and duly executed, with any required medallion signature guarantees (or, in the case of a book-entry transfer, an Agent’s Message in lieu of the Letter of Transmittal) and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering holders may be paid at different times depending upon when the share certificates, ADRs representing, or book-entry confirmations with respect to, ADSs are actually received by the ADS Depositary. Under no circumstances will we pay interest on the purchase price of the Common Shares or ADSs, regardless of any extension of the Offer or any delay in making such payment.
      United States Federal Income Tax Backup Withholding. United States federal income tax backup withholding may apply to payments of the aggregate Offer Price to security holders unless the security holders take certain actions. In order to avoid United States federal income tax backup withholding with respect to payments of the aggregate Offer Price in exchange for Common Shares or ADSs pursuant to the Offer, each United States security holder generally must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying such security holder’s exemption from backup withholding. Non-United States individuals and entities are not subject to backup withholding and generally should complete Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, included as part of the Letter of Transmittal, or another applicable form, in order to certify exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal.
      Korean Tax Withholding for Security Holders Who Are Not Korean Residents. Generally, Korean income tax withholding will not apply with respect to payments of the aggregate Offer Price in exchange for ADSs pursuant to the Offer provided that such ADSs are listed on the Nasdaq Global Market and the exchange takes place outside of Korea. An exemption to Korean income tax withholding may be available under an applicable income tax treaty between Korea and the security holder’s country of tax residency. In order to avoid Korean income tax withholding under such an exemption (if available) with respect to payments of the aggregate Offer Price in exchange for Common Shares pursuant to the Offer, the security holder must submit to the Korean tax authorities a completed Application for Tax Exemption/ Non-Taxation (as well as other materials that support entitlement to a tax exemption in the manner prescribed by the Korean tax authorities) and must provide the Offeror with certification of the Korean tax authorities’ acceptance of such application. Failure to timely provide the Offeror with certification of the Korean tax authorities’ acceptance of such application will result in applicable withholding. See Instruction 8 set forth in the Letter of Transmittal. For additional information regarding the Application for Tax Exemption/ Non-Taxation, see Section 5 of this Schedule TO entitled “Material Tax Consequences to Security Holders.”
      In addition, the receipt of the Offer Price by a security holder who is not a Korean resident upon the transfer of Common Shares will be subject to withholding of Korean securities transaction tax. The Korean securities transaction tax will not apply to the exchange of ADSs pursuant to the Offer as long as the ADSs are listed on the Nasdaq Global Market.
      United States security holders who convert their Common Shares into ADSs prior to tendering their securities in connection with the Offer generally may avoid Korean income tax withholding (without being required to prepare and file an Application for Tax Exemption/ Non-Taxation) as well as the Korean securities transaction tax. The cost of converting Common Shares into ADSs is $.05 per share and is payable by the security holder. The conversion may take several weeks to complete. A United States security holder who chooses to convert Common Shares into ADSs is responsible for completing such conversion prior to participating in the Offer. If you wish to convert your Common Shares to ADSs, please contact the Information Agent for more information.
      Determinations of Validity. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Common Shares and ADSs will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties, subject to the tendering security holder’s right to bring any dispute with respect thereto before a court of competent jurisdiction. The Offeror reserves the absolute right to reject any or all tenders of any Common Shares and ADSs that are determined by it not to be in proper form or the acceptance of or payment for which may, in the opinion of the Offeror, be unlawful. The Offeror also reserves the absolute right to waive any of the conditions of the Offer (other than as prohibited by the Combination Agreement, as described in Section 1 entitled “Terms of the Offer” of this Offer to Purchase) or any defect or irregularity in the tender of any Common Shares and ADSs. The Offeror’s interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions to the Letter of Transmittal) will be final and binding on all parties. No tender of Common Shares and ADSs will be deemed to have been validly made until all defects and irregularities have been cured or waived. None of the Offeror, the Dealer Manager, the ADS Depositary, the Common Share Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.
      Appointment as Proxy. By executing and delivering a Letter of Transmittal as set forth above (or, in the case of a book-entry transfer, by delivery of an Agent’s Message, in lieu of a letter of transmittal), the tendering holder irrevocably appoints designees of the Offeror as such holder’s proxies, each with full power of substitution, to the full extent of such holder’s rights with respect to the Common Shares or ADSs tendered by such holder and accepted for payment by the Offeror and with respect to any and all other Common Shares or ADSs or other securities issued or issuable in respect of such Common Shares or ADSs on or after the date hereof. All such proxies and powers of attorney will be considered coupled with an interest in the tendered Common Shares or ADSs. Such appointment is effective when, and only to the extent that, the Offeror accepts for payment Common Shares or ADSs tendered by such holder as provided herein. Except as provided in the Letter of Transmittal, upon the effectiveness of such appointment, all prior powers of attorney, proxies and consents given by such holder will be revoked, and no subsequent powers of attorney, proxies and consents may be given (and, if given, will not be deemed effective). The Offeror’s designees will, with respect to the ADSs or other securities and rights for which the appointment is effective, be empowered to exercise all voting and other rights of such holder as they, in their sole discretion, may deem proper in connection with any annual, special, adjourned or postponed meeting of shareholders, by written consent in lieu of any such meeting or otherwise. The Offeror reserves the right to require that, in order for Common Shares or ADSs to be deemed validly tendered, immediately upon the Offeror’s payment for such Common Shares or ADSs, the Offeror must be able to exercise full voting, consent and other rights to the extent permitted under applicable law with respect to such Common Shares or ADSs, including voting at any meeting of shareholders.
      Binding Agreement. The tender of Common Shares and ADSs pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the terms and conditions of the Offer as well as the tendering security holder’s representation and warranty that (a) such security holder has a net long position in the Common Shares and ADSs being tendered within the meaning of Rule 14e-4 under the Exchange Act, and (b) the tender of such Common Shares and ADSs complies with Rule 14e-4. It is a violation of Rule 14e-4 for a person, directly or indirectly, to tender Common Shares and ADSs for such person’s own account unless, at the time of tender, the person so tendering (i) has a net long position equal to or greater than the amount of (x) Common Shares and ADSs tendered or (y) other securities immediately convertible into or exchangeable or exercisable for the Common Shares and ADSs tendered and such person will acquire such Common Shares and ADSs for tender by conversion, exchange or exercise, and (ii) will cause such Common Shares and ADSs to be delivered in accordance with the terms of the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. The Offeror’s acceptance for payment of Common Shares and ADSs tendered pursuant to the Offer will constitute a binding agreement between the tendering security holder and the Offeror upon the terms and subject to the conditions of the Offer.

4.	Withdrawal Rights.
      Except as otherwise provided in this Section 4, tenders of Common Shares and ADSs made pursuant to the Offer are irrevocable. Common Shares and ADSs tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment pursuant to the Offer, also may be withdrawn at any time after Monday, November 27, 2006; provided, however, that there will be no withdrawal rights during any subsequent offering period. If all conditions to the Offer have been met or waived, the Offeror must pay for all shares tendered and immediately accept and pay for all Common Shares and ADSs tendered and not withdrawn prior to the Expiration Date and any Common Shares and ADSs tendered during any subsequent offering period pursuant to Rule 14d-11 under the Exchange Act. If purchase of or payment for Common Shares and ADSs is delayed for any reason or if the Offeror is unable to purchase or pay for Common Shares and ADSs for any reason, then, without prejudice to the Offeror’s rights under the Offer, tendered Common Shares and ADSs may be retained by the Common Share Depositary and the ADS Depositary, respectively, on behalf of the Offeror and may not be withdrawn except to the extent that tendering security holders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the Offer.
      For a withdrawal of ADSs to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the ADS Depositary with respect to ADSs at one of its addresses set forth on the back cover of this Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the ADSs to be withdrawn, the number of ADSs to be withdrawn and the name in which the certificates representing such ADRs representing ADSs are registered, if different from that of the person who tendered the ADSs. If ADRs representing ADSs to be withdrawn have been delivered or otherwise identified to the ADS Depositary, then, prior to the physical release of such ADRs, the serial numbers shown on such ADRs must be submitted to the ADS Depositary and, unless such ADSs have been tendered by an Eligible Institution, the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If ADSs have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 entitled “Procedure for Tendering Common Shares and ADSs” of this Offer to Purchase, any notice of withdrawal also must specify the name and number of the account at DTC to be credited with the withdrawn ADSs. To withdraw Common Shares that you previously tendered in the Offer, you or your duly appointed attorney-in-

fact must visit a branch of the Common Share Depositary, and deliver a written notice of withdrawal with the required information while you still have the right to withdraw the Common Shares.
      All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Offeror, in its sole discretion, and its determination will be final and binding on all parties. None of the Offeror, the Dealer Manager, the ADS Depositary, the Common Share Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.
      Any Common Shares and ADSs properly withdrawn will be deemed not validly tendered for purposes of the Offer but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 entitled “Procedure for Tendering Common Shares and ADSs” of this Offer to Purchase.

5.	Material Tax Consequences to Security Holders.

Material Income and Transaction Tax Consequences to United States Security Holders
      The following discussion is a summary of the material income and transaction tax consequences of the Offer to United States security holders. A United States security holder includes a holder of Common Shares or ADSs that is:

•	A citizen or individual resident of the United States;

•	A corporation, or an entity treated as a corporation, organized under the laws of the United States or any state thereof, including the District of Columbia;

•	An estate the income of which is subject to United States federal income taxation regardless of its source; or

•	A trust if, generally, the trust is subject to the supervision of a court within the United States and control of one or more United States persons as described in Section 7701(a)(30) of the United States Internal Revenue Code of 1986, as amended (referred to as the United States tax code).
      If a partnership (including for this purpose any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of Common Shares or ADSs, the tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partners should consult their own tax advisors regarding the specific tax consequences to them of their partnerships participating in the Offer.
      Except as specifically provided herein, this discussion is based on the United States tax code, laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in United States federal income tax consequences that are different from those described below. This discussion does not address any aspect of state or local tax, or the alternative minimum tax provisions of the United States tax code. Moreover, this discussion does not address any non-United States tax aspects of the Offer, except as described below under the heading, except as expressly set forth herein.
      This discussion applies only to United States security holders that hold their Common Shares or ADSs as capital assets and may not apply to Common Shares or ADSs received pursuant to the exercise of employee stock options or otherwise in a compensatory transaction, or to holders of Common Shares or ADSs who are subject to special tax rules (such as insurance companies, tax-exempt organizations or non-United States persons), or to persons holding Common Shares or ADSs as part of a “straddle,” “hedge,” “conversion transaction,” constructive sale or other integrated transaction, or whose functional currency is not the United States dollar. Furthermore, this discussion does not apply to United States security holders that are treated as residents of Korea or are deemed to have a permanent establishment in Korea for purposes of the income tax treaty between Korea and the United States.

      Each United States security holder is strongly urged to consult such holder’s own tax advisors as to the particular tax consequences to them of participating in the Offer, including the effect of United States federal, state and local tax laws and Korean tax laws, as well as their eligibility and qualification for benefits under the income tax treaty between Korea and the United States.

— United States Taxation
      The receipt of the Offer Price by United States security holders in exchange for Common Shares or ADSs pursuant to the Offer will be a taxable transaction for United States federal income tax purposes for those United States security holders who elect to participate in the Offer.
      Generally, a United States security holder who exchanges Common Shares or ADSs pursuant to the Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the Offer Price and the security holder’s adjusted tax basis in the Common Shares or ADSs exchanged pursuant to the Offer. Gain or loss must be determined separately for each block of Common Shares or ADSs (i.e., Common Shares or ADSs acquired at the same time in a single transaction) that are exchanged pursuant to the Offer. Such gain or loss will be capital gain or loss and will be long-term gain or loss if, on the effective date of the exchange, the Common Shares or ADSs were held for more than one year.
      Generally, capital gains recognized by a United States individual are subject to a maximum United States federal income tax rate of fifteen percent (15%) if the Common Shares or ADSs were held for more than one year. Certain limitations apply to the deductibility of capital losses, and security holders should consult their own tax advisors regarding the deductibility of any capital losses.
      In order to avoid United States federal income tax backup withholding with respect to payments of the Offer Price in exchange for Common Shares or ADSs pursuant to the Offer, each security holder must provide the Depositary with its correct taxpayer identification number and certify that it is not subject to backup federal income tax withholding by completing the Substitute Form W-9 included in the Letter of Transmittal or by otherwise certifying such security holder’s exemption from backup withholding. Certain security holders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Security holders who are not United States citizens or resident aliens generally should complete Form W-8BEN, Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding, included as part of the Letter of Transmittal, or another applicable form, in order to certify exemption from backup withholding. See Instruction 8 set forth in the Letter of Transmittal.

— Korean Taxation
      Generally, Korean income tax withholding will not apply to payments of the aggregate Offer Price in exchange for ADSs pursuant to the Offer provided that such ADSs are listed on the Nasdaq Global Market and the exchange takes place outside of Korea.
      Generally, capital gains earned by a United States security holder who is not a Korean resident upon the transfer of Common Shares (but not ADSs) will be subject to Korean capital gains withholding tax at a rate equal to the lower of: (i) 11% (including resident surtax) of the gross proceeds realized or (ii) 27.5% (including resident surtax) of the net gains realized (subject to the production of satisfactory evidence of the acquisition costs and certain direct transaction costs), unless such security holder is entitled to claim an exemption from such Korean capital gains tax pursuant to the income tax treaty between Korea and the United States. In order to claim such an exemption, the security holder must submit to the Korean tax authorities a completed Application for Tax Exemption/ Non-Taxation (as well as other materials that support entitlement to a tax exemption in the manner prescribed by the Korean tax authorities) and must provide the Offeror with certification of the Korean tax authorities’ acceptance of such application. Failure to timely provide the Offeror with the Korean tax authorities’ acceptance of such application will result in applicable withholding.
      In order to claim such an exemption, the security holder must submit to the Korean tax authorities a completed Application for Tax Exemption/ Non-Taxation (as well as other materials that support entitlement to a tax exemption in the manner prescribed by the Korean tax authorities) and must provide the Offeror with certification of the Korean Tax Authorities’ acceptance of such application. Failure to timely provide the Korean Tax Authorities’ acceptance of such application will result in applicable withholding.
      Documentation that must be attached to the Application for Tax Exemption/ Non-Taxation includes: (i) a United States residency certificate on Internal Revenue Service Form 6166 (which may be obtained by filing Form 8802, Application for United States Residency Certification, with the Internal Revenue Service), (ii) copies of the Share Transfer Agreement, the Report of Share Transfer (if applicable), or Notice of Confirmation of Share Transfer Report (if applicable), (iii) documentation supporting the security holder’s security acquisition costs and certain direct transaction costs and (iv) documentation supporting non-taxation or tax exemption. The receipt of Form 6166 from the United States Internal Revenue Service may take 30 days or more after the filing of Form 8802. Holders of Common Shares that wish to timely complete their Application for Tax Exemption/Non-Taxation should contact their own tax advisor and file Form 8802 as soon as possible.
      If a partnership (including for this purpose any entity treated as a partnership for Korean income tax purposes, which may include a partnership organized in the United States or in another country) is an owner of Common Shares, the partnership may be viewed as a “pass-through” entity and the applicable Korean taxes generally will be imposed on the partners. Partners in a partnership that owns Common Shares should consult their own tax advisors regarding the specific tax consequences to them of their partnership participating in the Offer as well as the specific requirements for such partners to claim an exemption, if available, from Korean capital gains tax withholding pursuant to an applicable income tax treaty.
      A United States security holder’s entitlement to claim an exemption from Korean capital gains tax pursuant to the income tax treaty between Korea and the United States is subject to such holder’s eligibility for benefits under the income tax treaty. United States security holders who intend to claim an exemption from Korean capital gains tax on the transfer of their Common Shares pursuant to the Offer are strongly urged to consult their own tax advisors as to their eligibility for benefits under the income tax treaty between Korea and the United States and the documentation necessary to claim such benefits. United States security holders who do not intend to claim an exemption from Korean capital gains tax on the transfer of their Common Shares pursuant to the Offer are strongly urged to consult their own tax advisors as to their eligibility for a refund of such Korean taxes and/or the limitations on the creditability of such Korean taxes for United States federal income tax purposes.
      If the Common Share Depositary withholds and remits capital gains tax to the Korean tax authorities with respect to the exchange of Common Shares by a non-Korean-resident holder, such holder may elect to complete the documentation necessary to claim a refund of such tax. The Offeror shall provide such reasonable cooperation, to the extent permitted under Korean law, to allow such holder to obtain a refund. Such holder will be solely responsible for the preparation of the documentation (in the manner required by the Korean taxing authorities) to claim a refund and all costs and expenses associated therewith. All costs and expenses incurred by the Offeror in connection with a claim for refund shall be borne by the holder who makes the claim.
      In addition, the receipt of the Offer Price by a United States security holder who is not a Korean resident upon the transfer of Common Shares will be subject to withholding of Korean securities transaction tax at a rate of 0.5%. The Korean securities transaction tax will not apply to the exchange of ADSs pursuant to the Offer as long as the ADSs are listed on the Nasdaq Global Market. United States security holders who are subject to the Korean securities transaction tax are strongly urged to consult their own tax advisors as to the limitations on the creditability of such Korean taxes for United States federal income tax purposes.
      United States security holders who convert their Common Shares into ADSs prior to tendering their securities in connection with the Offer generally may avoid Korean income tax withholding (without being required to prepare and file an Application for Tax Exemption/ Non-Taxation) as well as the Korean securities tax. The cost of converting Common Shares into ADSs is $.05 per share and is payable by the security holder. The conversion may take several weeks to complete. A United States security holder who chooses to convert Common Shares into ADSs is responsible for completing such conversion prior to participating in the Offer. If you wish to convert your Common Shares to ADSs, please contact the Information Agent for more information.
      The foregoing discussion of the material income tax consequences of the Offer to United States security holders is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any particular United States security holder. Each United States security holder of Common Shares or ADSs is strongly urged to consult such holder’s own tax advisors as to the particular tax consequences to them of participating in the Offer, including the effect of United States federal, state and local tax laws and Korean tax laws, and their eligibility and qualification for benefits under the income tax treaty between Korea and the United States.

Material Income and Transaction Tax Consequences to Korean Security Holders
      The following is a summary of certain material income and transaction tax consequences to Korean security holders who tender their Common Shares or ADSs in connection with the Offer. Korean security holders are strongly urged to consult with their own tax advisors as to the particular tax consequences to them of participating in the Offer. This discussion is based on the Korean tax laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change, possibly with retroactive effect, and to varying interpretations, which could result in Korean income tax consequences that are different from those described below.

— Holders of Common Shares
      Generally, a Korean resident corporate holder of Common Shares that exchanges its Common Shares in connection with the Offer is responsible for paying corporate income tax on the gain realized at the rate of 27.5% (including resident surtax) of the net realized gains. In addition, such corporate holder will be required to pay a securities transaction tax at the rate of 0.5% of the aggregate Offer Price following the sale.
      Generally, a Korean resident individual holder of Common Shares who exchanges his or her Common Shares in connection with the Offer is responsible for paying capital gains tax generally at the rate of 22% (including resident surtax) of his or her net realized gains. A Korean resident individual holder who is a “major” shareholder (as defined under Korean tax law) and whose holding period in his or her Common Shares is less than one year is responsible for paying capital gains tax at a rate of 33% (including resident surtax) of his or her net realized gains. Generally, a Korean resident individual holder is required to file a preliminary tax return within two months of the last day of the quarter in which the exchange takes place. If such holder pays the applicable capital gains tax at the time of filing the preliminary tax return, he or she is entitled to a 10% deduction of his or her capital gains tax. A Korean resident individual seller who does not file a preliminary tax return is required to file a final tax return from May 1 to May 31 of the year immediately after the year in which the exchange took place. In addition, a Korean resident individual holder of Common Shares who exchanges his or her Common Shares must report and pay a 0.5% securities transaction tax by the tenth day of the month immediately following the month in which the exchange took place.

— Holders of ADSs
      Generally, a Korean resident corporate holder of ADSs that exchanges its ADSs in connection with the Offer is responsible for paying corporate income tax on the gain realized at the rate of 27.5% (including resident surtax) of the net realized gains. The Korean securities transaction tax will not apply to the exchange of ADSs pursuant to the Offer as long as the ADSs are listed on the Nasdaq Global Market.
      Generally, a Korean resident individual holder of ADSs that exchanges his or her ADSs in connection with the Offer is responsible for paying capital gains tax at the rate of 22% (including resident surtax) of his or her net realized gains. Generally, a Korean resident individual holder is required to file a preliminary tax return within two months of the last day of the quarter in which the exchange takes place. If such holder pays the applicable capital gains tax at the time of filing the preliminary tax return, he or she is entitled to a 10% deduction of his or her capital gains tax. A Korean resident individual seller who does not file a preliminary tax return is required to file a final tax return from May 1 to May 31 of the year immediately after the year in which the exchange took place. The Korean securities transaction tax will not apply to the exchange of ADSs pursuant to the Offer as long as the ADSs are listed on the Nasdaq Global Market.

6.	Price Range of ADSs; Dividends on the Common Shares and ADSs.
      There is no established public trading market for the Common Shares. The ADSs currently trade on The Nasdaq Global Market (“Nasdaq”), under the symbol “WTHN.” The ADSs began trading on Nasdaq on December 9, 2005. Prior to such time there was no established public trading market for the ADSs. The following table sets forth the high and low closing sales prices per ADSs for the periods indicated, as reported on published financial sources since December 9, 2005.

	High	Low

Year Ended December 31, 2005:
Fourth Quarter (from December 9, 2005)	$15.21	12.00
Year Ending December 31, 2006:
First Quarter	$18.65	$13.22
Second Quarter	16.35	9.65
Third Quarter (through September 28, 2006)	16.61	8.90
      On September 12, 2006, the last full day of trading before the public announcement of the offer, the last sale price of the ADSs reported was $13.97 per share. On September 28, 2006, the last full day of trading before the commencement of the Offer, the closing price of the ADSs reported was $16.52 per share. Security holders are urged to obtain current market quotations for the ADSs and to review all information received by them from the Company, including the materials referred to in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.
      It is the Company’s policy not to pay dividends but, instead, to retain earnings to finance future development. Pursuant to the Combination Agreement, the Company has agreed not to declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock, except for dividends or distributions by a wholly owned subsidiary to its parent.

7.	Effect of Offer on Listing, Market for Common Shares and ADSs; Deposit Agreement and SEC Registration.
      Common Shares and ADSs that are not tendered in the Offer will remain outstanding after the Offer unless and/or until they are acquired in any future acquisition. If the Offer is consummated, the number of security holders and the number of Common Shares and ADSs that are still in the hands of the public is likely to be so small that there will no longer be an active public trading market (or, possibly, there may not be any public trading market) for the ADSs.
      Following the consummation of the Offer (but prior to any subsequent offering period, if any), the Company will terminate the existing ADS deposit agreement between the Company and JP Morgan Chase Bank, N.A., dated as of December 8, 2005 (referred to herein as the “Deposit Agreement”), under which the ADSs were issued. When the Deposit Agreement is terminated, each ADS will be converted into the right to receive one Common Share in exchange for such ADS. There is no public trading market for the Common Shares, and the Company would not be under any obligation to list the Common Shares or otherwise attempt to create such a market following any such delisting and termination.
      Additionally, pursuant to the Combination Agreement, the Company will apply for delisting of the ADSs from Nasdaq as soon after the completion of the Offer as the requirements for such delisting are met. To delist voluntarily, the Company will have to comply with the SEC’s rules issued under Section 12(b) of the Exchange Act, which include the filing of an application with the SEC, following which the SEC will publish a notice and accept comments relating to the proposed delisting.
      The Parent currently intends to acquire any Common Shares that remain outstanding following the Offer pursuant to one or more transactions permitted under Korean law (any such transaction, a “Post-Tender Offer

Acquisition”). However, the Parent is under no obligation to acquire such Common Shares and may decide not to pursue a Post-Tender Offer Acquisition.
      The Common Shares and ADSs are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Common Shares and ADSs in the United States. If such registration were terminated, the Company would no longer legally be required to disclose publicly the information which it now must provide under the provisions of the Exchange Act applicable to foreign private issuers or to make public disclosure of financial and other information and reports required to be filed with the SEC under the Exchange Act and the ADSs would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the U.S. Securities Act of 1933, as amended (the “Securities Act”). The Offeror intends to, and will cause the Company to, apply for termination of registration of the Common Shares and ADSs under the Exchange Act as soon after the completion of the Offer as the requirements for such termination are met.

8.	Certain Information Concerning the Company.
      Except as specifically set forth herein, the information concerning the Company contained in this Offer to Purchase has been taken from or is based upon information furnished by the Company or its representatives or upon publicly available documents and records on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to the Company’s public filings with the SEC (which may be obtained and inspected as described below) and should be considered in conjunction with the financial and other information in such reports and other publicly available information. Neither the Parent nor the Offeror has any knowledge that would indicate that any statements contained herein based on such documents and records are untrue. However, neither the Parent nor the Offeror assumes any responsibility for the accuracy or completeness of the information concerning the Company, whether furnished by the Company or contained in such documents and records, or for any failure by the Company to disclose events which may have occurred or which may affect the significance or accuracy of any such information but which are unknown to the Parent or the Offeror.
      General. The Company operates as a company with limited liability organized under laws of the Republic of Korea. The Company was incorporated on June 16, 2000. The address and telephone number of the Company’s registered office and principal place of business is: 17F, K1 REIT Building, 463, Chungjeong-ro-3-ga Seodaemun-gu, Seoul 120-709, Korea, telephone number: 822-2014-5114/5115. The Company’s authorized representative in the United States is its wholly owned subsidiary, WiderThan Americas, Inc., 519 Eighth Ave. 2nd Floor, New York, New York 10018, telephone number: 1 (212) 391-6668. The Company is a leading provider of integrated mobile entertainment solutions for wireless carriers.
      Available Information. The Company is subject to the information and reporting requirements of the Exchange Act applicable to a foreign private issuer and, in accordance therewith, is obligated to file reports and other information with the SEC relating to its business, financial condition, information as of particular dates concerning the Company’s directors and officers, their remuneration, stock options granted to them, the principal holders of the Company’s securities and any material interests of such persons in transactions with the Company. Such information also will be available in the Schedule 14D-9. Such reports and other information are available for inspection at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549-0213. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Copies of such information should be obtainable by mail, upon payment of the SEC’s customary charges, by writing to the SEC at 100 F Street, N.E., Washington, D.C. 20549-0213. The SEC also maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

9.	Certain Information Concerning the Offeror and the Parent.
      The Offeror is a private company with limited liability organized under the laws of the Netherlands and was incorporated on April 24, 1978, with principal executive offices at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121. The telephone number of its principal executive offices is (206) 674-2700. The Offeror is not currently engaged in any business activities other than those incident to the commencement of the Offer. The Offeror is an indirect wholly-owned subsidiary of the Parent.
      The Parent is a Washington corporation incorporated in 1994. The Parent’s principal executive offices are located at 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121. The telephone number of the Parent’s principal executive offices is (206) 674-2700. The Parent is a leading creator of digital media services and software, such as Rhapsody, RealArcade and RealPlayer. Consumers use the Parent’s services and software to find, play, purchase and manage free and premium digital content, including music, games and video. Broadcasters, network operators, media companies and enterprises use the Parent’s products and services to create and deliver digital media to PCs, mobile phones and other consumer electronics devices.
      The name, business address, current principal occupation or employment, five year material employment history and citizenship of each director and executive officer of the Offeror and the Parent and certain other information are set forth on Annex I hereto.
      Except as set forth in Section 13 entitled “The Transaction Documents,” Section 11 entitled “Background of Offer; Past Contacts or Negotiations with the Company” and elsewhere in this Offer to Purchase or Annex I to this Offer to Purchase: (i) none of the Parent and the Offeror and, to the knowledge of the Parent and the Offeror, the persons listed in Annex I hereto or any associate or majority owned subsidiary of the Parent, the Offeror or of any of the persons so listed, beneficially owns or has a right to acquire any Common Shares or ADSs or any other equity securities of the Company; (ii) none of the Parent, the Offeror and, to the knowledge of the Parent and the Offeror, the persons or entities referred to in clause (i) above has effected any transaction in the Common Shares or ADSs or any other equity securities of the Company during the past 60 days; (iii) none of the Parent, the Offeror and, to the knowledge of the Parent and the Offeror, the persons listed in Annex I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company (including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guaranties of loans, guaranties against loss or the giving or withholding of proxies, consents or authorizations); (iv) during the two years before the date of this Offer to Purchase, there have been no transactions between the Parent, the Offeror, their subsidiaries or, to knowledge of the Parent and the Offeror, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its executive officers, directors or affiliates, on the other hand, that would require reporting under SEC rules and regulations; and (v) during the two years before the date of this Offer to Purchase, there have been no contracts, negotiations or transactions between the Parent, the Offeror, their subsidiaries or, to the Parent’s and the Offeror’s knowledge, any of the persons listed in Annex I to this Offer to Purchase, on the one hand, and the Company or any of its subsidiaries or affiliates, on the other hand, concerning a merger, consolidation or acquisition, a tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets.
      Additional Information. The Parent is subject to the informational requirements of the Exchange Act and in accordance therewith files periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. The Parent is required to disclose in such proxy statements certain information, as of particular dates, concerning its directors and officers, their remuneration, stock options granted to them, the principal holders of its securities and any material interests of such persons in transactions with the Parent. Such reports, proxy statements and other information are available for inspection and copying at the offices of the SEC in the same manner as set forth with respect to the Company in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.

10.	Source and Amount of Funds.
      We estimate that we will need approximately $350 million to purchase all of the Common Shares and ADSs pursuant to the Offer and to pay all related fees and expenses. The Offeror will have sufficient cash on hand at the expiration of the Offer to pay the offer price for all Common Shares and ADSs that are tendered in the Offer because the Parent will contribute or otherwise advance funds to the Offeror to enable the Offeror to pay for the Common Shares and ADSs that are tendered in the Offer. The Offer is not conditioned upon any financing arrangements.

11.	Background of Offer; Past Contacts or Negotiations with the Company.
          Background of Offer; Past Contacts or Negotiations with the Company.
      On April 12 and 17, 2006, a representative of Jefferies Broadview, a division of Jefferies & Company, Inc., contacted Tracy Daw, Vice President, Corporate Development & Associate General Counsel of the Parent to express the Company’s interest in exploring a strategic transaction involving the Company.
      On May 15, 2006, the Parent executed a confidentiality agreement and, subsequently, received a letter from Jefferies Broadview describing the process for a potential transaction, as well as a proposed timetable for the transaction and preliminary due diligence materials.
      On May 23, 2006, representatives of Jefferies Broadview and the Company held a management presentation in New York City at which the following persons attended from the Company: S.J. Park, Chief Executive Officer, Terry Kremian, Global President, Hoseok Kim, Chief Financial Officer, and Dan Nemo, Senior Vice President & General Counsel. One representative of the Parent attended in New York City and Mr. Daw and other representatives of the Parent participated by phone.
      On June 2, 2006, the Parent submitted a non-binding letter indicating its interest in acquiring the Company at a purchase price of $16 per share, subject to confirmatory due diligence.
      On June 6, 2006, representatives of the Parent discussed the Parent’s indications of interest with Jefferies Broadview in anticipation of a meeting of the Company’s board of directors to assess the outstanding indications of interest to acquire the Company.
      On June 13, 2006, Jefferies Broadview sent a letter to the Parent inviting Parent to Korea to continue due diligence and meet additional members of the Company’s management.
      On June 16, 2006, the Parent engaged Lehman Brothers Inc. to act as financial advisor to Parent in connection with the transaction.
      On June 19, 2006, the Company provided the Parent and its representatives access to a physical data room and a virtual data room containing various corporate and financial documents regarding the Company. The Parent continued its diligence efforts until the execution of the Combination Agreement.
      During the week of June 19, 2006, John Giamatteo, the Parent’s Executive Vice President, Technology Products and Services and International Operations, Mr. Daw and a team of representatives of the Parent traveled to Korea to conduct due diligence and meet with management of the Company, including Mr. Park and Mr. Kim. While in Korea, on June 22, 2006, Messrs. Giamatteo and Daw met with a representative of Jefferies Broadview and Mr. Jin Woo So, Chairman of the Company’s board of directors and SK Telecom Co., Ltd.’s (“SK Telecom”) Senior Vice President New/ Global Business Group to discuss SK Telecom’s relationship with the Company as one of the Company’s key customers and largest shareholders.
      On June 26, 2006, Jefferies Broadview delivered to the Parent a letter requesting a formal proposal by July 3, 2006 and attached an initial draft of the proposed Combination Agreement.
      On July 6, 2006, representatives of the Parent informed Jefferies Broadview by telephone that it required additional time to submit a proposal.

      On July 10, 2006, the Parent submitted to Jefferies Broadview a letter stating its intention to deliver a revised proposal after its regularly scheduled board meeting on July 14, 2006 and attaching a list of preliminary comments to the Combination Agreement.
      On July 17, 2006, the Parent delivered to Jefferies Broadview a non-binding letter regarding the Parent’s proposed purchase price at $16 per share, subject to completion of confirmatory due diligence and certain other conditions.
      On July 19, 2006, Rob Glaser, Chairman and Chief Executive Officer of the Parent, and Mr. Daw met with Mr. So and Tom Wheeler, one of the Company’s Directors and a member of the Company’s M&A Committee, to discuss the future relationship between the Company and SK Telecom and potential synergies between Parent and the Company.
      On July 25, 2006, Mr. Glaser and Mr. Daw participated in a telephone call with Anti Kokkinen, one of the Company’s Directors and a member of the Company’s M&A Committee, to discuss potential synergies between the Parent and the Company, the price offered by the Parent and the transaction structure.
      On July 28, 2006, Mr. Glaser and representatives of the Parent participated by video conference in an allotted portion of the Company’s board meeting to discuss the Parent’s bid and their rationale for a proposed transaction. On the same day, the Company and the Parent entered into a letter agreement in which the Company agreed to negotiate exclusively with the Parent until August 14, 2006, with two one-week extensions, as long as the parties were negotiating in good faith. In addition, the Parent delivered to the Company its initial comments to the Combination Agreement.
      During the week of July 31, 2006, Mr. Glaser, Mr. Giamatteo and a team of representatives of the Parent went to Korea to conduct further due diligence and to discuss integration of the Company’s Korean operations with representatives of the Parent, including Mr. Park and Mr. Kim. On August 2 and 3, 2006, Mr. Glaser and Mr. Giametteo met with Mr. So and other representatives of SK Telecom to discuss the relationship between the Company and SK Telecom.
      On August 8 and 9, 2006, Mr. Giamatteo, Mr. Daw and a team of representatives of the Parent met in Reston, Virginia with Mr. Nemo and representatives of the Company’s U.S. headquarters to conduct further due diligence and to discuss the integration of the Company’s U.S. operations with the Parent.
      On August 13, 2006, Mr. Daw and the Parent’s outside legal advisor discussed by telephone with Mr. Nemo and the Company’s outside legal advisor the status of the proposed transaction.
      On August 14, 2006, Mr. Glaser and representatives of the Parent participated in a telephone conference call with the Company’s M&A Committee to discuss the proposed transaction and Parent’s discussions with SK Telecom. From the week of August 14, 2006 until the execution of the Combination Agreement, the Company and the Parent and their respective representatives exchanged drafts of the Combination Agreement and held extensive negotiations by telephone relating to the terms and conditions of the Combination Agreement.
      On August 22, 2006, Mr. Wheeler, representing the Company’s M&A Committee, and Mr. Giamatteo met to discuss the status of the proposed transaction. On the same day, Mr. Glaser and Mr. Daw participated in a conference call, and Mr. Giamatteo met in person with Mr. So to discuss the transaction and delivered to SK Telecom a letter in which the Parent proposed alternatives for SK Telecom to continue its affiliation with the Company after the completion of the transaction.
      On August 24, 2006, Mr. Glaser and representatives of the Parent and the parties’ respective financial advisors discussed by telephone with the Company’s M&A Committee the proposed transaction, the proposed price per share, issues regarding the Combination Agreement, the Parent’s discussions with SK Telecom and the Parent’s intention to discuss employment retention arrangements with certain key Company employees.
      On August 26, 27 and 28, 2006, the respective legal advisors of the Company and the Parent met at the offices of the Parent’s outside counsel in Seattle, Washington to negotiate the terms of the Combination Agreement.

      On August 28, 2006, the Parent’s board of directors met to discuss the transaction. Thereafter, the Parent sent to the Company a letter reaffirming its non-binding proposal to acquire the Company for $16 per share, indicating the open issues and presenting a transaction timeline. On the same day, the Company delivered to the Parent a form of Tender and Voting Agreement, the terms of which were negotiated by the parties until execution of such agreements.
      On August 30 and 31, 2006, representatives of the Parent met with certain employees in Korea regarding employment and retention related matters. Thereafter, such employees executed employment offer letters which provided for the terms of their employment with the Company following the Offer. Such employment offer letters were also approved by the compensation committee of the Parent’s board of directors. In addition, Mr. Giamatteo met with Mr. So in Korea on August 30, 2006 to discuss SK Telecom’s relationship with the Company after the closing of the transaction.
      On September 4, 2006, the Parent’s legal advisors in Korea met with representatives of SK Telecom to discuss the transaction.
      On September 6, 2006, Mr. Giamatteo met with Mr. So to continue discussions regarding maintaining an affiliation with the Company.
      On September 8, 2006, Mr. Glaser and Mr. Wheeler discussed by telephone the price per share offered by the Parent and timing of the transaction.
      On September 9, 2006, Mr. Glaser, Mr. Daw, Mr. Wheeler, the parties’ respective financial advisors and the Company’s outside legal advisor discussed by telephone the price per share and the Parent indicated that it would increase its offer to $16.75 per share.
      On September 10, 2006, Mr. Glaser and Mr. Wheeler discussed by telephone and agreed to a per share price of $17.05, subject to the approval of their respective boards of directors.
      On September 11, 2006, the Parent’s board of directors held a meeting. Mr. Glaser, Mr. Daw and other representatives of the Parent reported to the board the status of the Combination Agreement and tender agreements, the proposed price per share, the structure of the transaction, the status of discussions with SK Telecom, the status of employment agreements with key employees and the status of the Parent’s integration plans. Representatives of Lehman Brothers Inc., the Parent’s financial advisor, discussed with the Parent’s board of directors certain financial aspects of the proposed transaction. Following discussion, the board approved a resolution to authorize Mr. Glaser to execute the Combination Agreement, subject to review of the final terms of the Combination Agreement by Mr. Glaser.
      On September 12, 2006, representatives of the Company and Parent completed final drafting of the Combination Agreement and the schedules thereto. Mr. Glaser approved the terms of the final Combination Agreement, including the amount of any applicable break-up fee. Thereafter, Mr. Glaser and Mr. Park executed the Combination Agreement. On the same day, the Parent and the Company issued a joint press release announcing the execution of the Combination Agreement.

Employment Offer Letters
      Mr. Sang Jun Park, Chief Executive Officer and Representative Director of the Company, and Mr. Hoseok Kim, Chief Financial Officer of the Company, have signed offer letters with the Parent providing for continued employment with the Company after the closing of the Offer. Each offer letter provides for the preservation of certain rights under former employment agreements entered into between each party and the Company. Pursuant to the terms of their respective offer letters, Mr. Park will be eligible to earn a total annual compensation, as an independent contractor and consultant to the Company, equivalent to U.S. $380,000, and Mr. Kim will be eligible to earn a total annual compensation equivalent to approximately U.S. $227,500. Mr. Kim’s offer letter further provides that Mr. Kim will receive a grant of stock options, effective upon the closing of the Offer, for the purchase of shares of the Parent’s common stock, with an exercise price equal to the fair market value of the Parent’s common stock on the date of the grant in accordance with the Parent’s incentive compensation program. The options will begin vesting on the first date of Mr. Kim’s employment following the closing of the Offer. The terms of each offer letter have been approved by the Parent’s Compensation Committee.

12.	Purpose of the Offer; Plans for the Company.
      Purpose. The purpose of the Offer is to acquire control of the Company. The offer is being made pursuant to the Combination Agreement.
      Shareholder Meeting. Pursuant to the terms of the Combination Agreement, the Company will convene a meeting of its shareholders immediately following consummation of the Offer for the purpose of considering and voting on certain proposals. The special meeting of shareholders will be held on October 28, 2006 (the “Special Meeting”). The Company has fixed the close of business on October 5, 2006 as the record date for determination of holders of Common Shares entitled to notice of and to attend and vote at the Special Meeting or at any adjournment thereof (the “Record Date”). Each Common Share (including Common Shares underlying ADSs) entitles its holder to one vote at the Special Meeting on all matters properly presented at the meeting.
      At the Special Meeting, all Company shareholders of record on the Record Date will be asked to consider and vote upon the proposals listed below and any other matters that may properly come before the Special Meeting or any adjournment or postponement of the Special Meeting (collectively, the “Stockholder Proposals”):

•	Proposal No. 1 A proposal to amend Article 29 of the Company’s Articles of Incorporation to read substantially as follows: “The number of Directors of the Company constituting the entire Board shall not be less than three (3) or greater than nine (9).”

•	Proposal No. 2 A proposal to elect a slate of directors to be designated by Parent for election to the Company’s board of directors (who following the Offer will constitute the entire board of directors of the Company).

•	Proposal No. 3 A proposal to adopt an Article 30 (4) to be added to the Company’s Articles of Incorporation to read substantially as follows: “The Company shall not adopt cumulative voting as provided in Article 382-2 of the Korean Commercial Code for election of two or more directors.”

•	Proposal No. 4 A proposal to amend Article 9 of the Company’s Articles of Incorporation to read substantially as follows: “All shares to be issued by the Company shall be registered common shares. Share certificates shall be issued by the Company in denomination of one (1), five (5), ten (10), fifty (50), one hundred (100), five hundred (500), one thousand (1000), ten thousand (10,000), hundred thousand (100,000) shares and such other denominations as the shareholders may reasonably request in writing. A certificate representing all shares in a class shall be issued if a shareholder owns all of the shares in that class and requests in writing.”

•	Proposal No. 5 A proposal to amend Article 14(l) of the Company’s Articles of Incorporation to read substantially as follows: “A shareholder desiring re-issuance of a share certificate for reason of partition or amalgamation of shares, or damage, soiling to a share certificate, incorporating share certificates into a share certificate or dividing a share certificate into certain number of share certificates, shall submit an application therefor to the Company, in the form prescribed by the Company, together with the share certificate to be cancelled. However, if the damage or soiling is such that the share certificate is illegible or cannot be authenticated, it shall be regarded as lost and the following Paragraph shall apply for its replacement.”

•	Proposal No. 6 A proposal to approve an increase in the proposed aggregate ceiling amount of the remuneration of all directors during 2006 from KRW 3 billion to KRW 7 billion.

•	Such other matters as may properly come before the Special Meeting.
      Following the Record Date for the Special Meeting, the Company will distribute a shareholder notice, proxy materials and related documents to the holders of Common Shares and ADSs in connection with the

Special Meeting. The Company’s Board of Directors will recommend that shareholders of the Company vote to approve the proposals listed above.
      The approval of Proposals No. 2 and 6 will require the affirmative vote by the holders of at least a majority of Common Shares (including Common Shares underlying ADSs) present and represented at a duly constituted company shareholders meeting and at least one-fourth of all outstanding Common Shares (including Common Shares underlying ADSs). The approval of Proposals No. 1 and 3 through 5 above will require the affirmative vote by the holders of at least two-thirds of the Common Shares (including Common Shares underlying ADSs) present and represented at a duly constituted company shareholders meeting and at least one-third of all outstanding Common Shares (including Common Shares underlying ADSs). Company shareholders who collectively held approximately 8,628,359 of the outstanding Common Shares (including Common Shares underlying ADSs) on September 12, 2006 have entered into agreements to vote their Common Shares and ADSs in favor of the above proposals.
      By executing and delivering a Letter of Transmittal in connection with the tender of Common Shares and ADSs, subject to the provisions of the Letter of Transmittal, the tendering security holder irrevocably appoints designees of the Parent as such holder’s proxies, each with full power of substitution, to the full extent of such holder’s rights with respect to the Common Shares or ADSs tendered by such holder. Following the Offer, the Parent will instruct the proxies for the tendered Common Shares and ADSs to vote for each of the Stockholder Proposals.
      Company Control; Extraordinary Corporate Transactions. The Offer is conditioned upon, among other things, the written and notarized resignation of each director of WiderThan effective as of the date of the Special Meeting. If the Offer is consummated, the Offeror and Parent will exercise significant control over the Company, the Company’s board of directors and any matters submitted for the vote of the Company shareholders. The Parent currently intends to acquire any Common Shares that remain outstanding following the Offer pursuant to one or more transactions permitted under Korean law, but is under no obligation to acquire such Common Shares (any such transaction, a “Post-Tender Offer Acquisition”). However, the Parent is under no obligation to acquire such Common Shares and may decide not to pursue a Post-Tender Offer Acquisition. Pursuant to the Combination Agreement, while the Offeror and Parent are not required to pursue a Post-Tender Offer Acquisition, if they elect to do so prior to September 12, 2007, they will not attempt to do so at a price below $17.05.
      Plans for the Company. The Parent and the Company have commenced a detailed integration review and planning process in order to consider the manner and timing of the integration of the business and operations of the Parent and the Company following the completion of the Offer. This integration planning process will continue throughout the pendency of the Offer, but will not be implemented until the completion of the Offer.

13.	The Transaction Documents.

Combination Agreement
      The following is a summary of the material provisions of the Combination Agreement, a copy of which has been filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Parent on September 14, 2006. This summary is qualified in its entirety by reference to the Combination Agreement, which is incorporated by reference herein.
      Commencement. The Combination Agreement provides for the commencement of the Offer as promptly as practicable after September 12, 2006 but in no event later than fifteen calendar days after September 12, 2006, provided that the Combination Agreement has not been terminated in accordance with its terms.
      Conditions to Obligations of the Offeror. See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

      Treatment of Stock Options. The Company’s stock options will remain outstanding following the closing of the Offer. Pursuant to the Combination Agreement, on or before the 60th day following the expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement), or any subsequent offering period, Parent will offer each Company optionholder the opportunity to receive, on the vesting dates set forth in each option agreement, a cash payment in an amount equal to $17.05 less the applicable option exercise price multiplied by the number of Common Shares for which the option vests, less any applicable withholding taxes, in exchange for the optionholder canceling his or her stock option. Parent is required under the Combination Agreement to maintain sufficient liquid funds to satisfy such option consideration payments. Alternatively, during the 60 day period following the expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement), or any subsequent offering period, Parent may choose to undertake a transaction or series of transactions that may result in the holders of Company options receiving (or being entitled to receive) the same option consideration as set forth above without the Parent having to conduct the offer set forth above. In such a case, Parent will not be required to commence the offer to optionholders described above.
      Schedule 14D-9. The Combination Agreement provides that the Company shall (i) file with the SEC, to the extent reasonably practical concurrently with the filing by the Offeror of the Schedule TO, a Solicitation/ Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, and including all exhibits thereto, the “Schedule 14D-9”) and (ii) cause the Schedule 14D-9 to be mailed to the Company’s shareholders, to the extent reasonably practical together with the Offer Documents, promptly after the commencement of the Offer (within the meaning of Rule 14d-2 under the Exchange Act). The Company shall cause the Schedule 14D-9 to comply in all material respects with the Exchange Act and all other legal requirements.
      Representations and Warranties. The Combination Agreement contains representations and warranties made by the Company to the Parent and the Offeror and representations and warranties made by the Parent and the Offeror to the Company. The statements embodied in those representations and warranties were made solely for purposes of the Combination Agreement. Moreover, some of those representations and warranties were made as of a specified date or may have been used for the purpose of allocating risk between the parties to the Combination Agreement.
      The Company’s representations and warranties in the Combination Agreement include representations and warranties relating to, among other things:

•	corporate matters, including due organization, standing, power to conduct the Company’s business, qualification to do business and accuracy of the Company’s minute books;

•	capitalization;

•	subsidiaries and the accuracy of the subsidiaries’ minute books;

•	the authorization, execution, delivery, performance and enforceability of the Combination Agreement;

•	the absence of conflicts with, or violations of, the Company’s or its subsidiaries’ organizational documents, certain contracts, applicable law or ordinances, statutes, treaties, judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the Combination Agreement;

•	required consents and approvals as a result of the execution, delivery and performance by the Company of the Combination Agreement;

•	the filing of all registration statements, forms, reports and other documents required to be filed by the Company with the SEC, the accuracy of the information contained in those filings and the compliance of those filings with applicable requirements of the Securities Act and the Exchange Act and, with respect to financial statements contained therein, preparation in accordance with generally accepted accounting principles applied on a consistent basis;

•	the maintenance and design of disclosure controls and procedures and internal control over financial reporting required by applicable federal securities laws, and the absence of any significant deficiency or material weakness in the system of internal accounting controls used by the Company and its subsidiaries, any fraud that involves the Company’s management or other employees who prepare the financial statements or the internal accounting controls used by the Company and its subsidiaries or any claim related thereto;

•	the absence of any joint venture, partnership agreement or similar contract where the purpose of such arrangement is to avoid disclosure of any material transaction involving the Company or any of its subsidiaries in the Company’s consolidated financial statements;

•	the absence of any questionable accounting or auditing practices;

•	the absence of corporate “whistleblowers” as described in Section 806 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and compliance by the Company with Section 806 and other applicable provisions of the Sarbanes-Oxley Act;

•	the absence of undisclosed material indebtedness, obligations or liabilities;

•	the conduct of the Company’s business since June 30, 2006, and the absence of certain changes related thereto;

•	the filing of tax returns, status of unpaid taxes and other tax matters;

•	owned and leased real property;

•	intellectual property;

•	material contracts;

•	investigations and litigation or other proceedings;

•	environmental matters;

•	employee benefits plans;

•	compliance with laws;

•	permits;

•	labor and employment matters;

•	insurance;

•	receipt by the Company of an opinion from Jefferies Broadview as to the fairness, from a financial point of view, of the Offer Price to the Company’s shareholders; and

•	the absence of undisclosed brokers’ fees.
      The Combination Agreement also contains representations and warranties made by the Parent and the Offeror to the Company, including representations and warranties regarding, among other things:

•	their organization, standing, power to carry on their businesses and other corporate matters;

•	the authorization, execution, delivery, performance and enforceability of the Combination Agreement;

•	the absence of conflicts with, or violations of, the Parent’s or the Offeror’s organizational documents, certain contracts, applicable law or ordinances, statutes, treaties, judgments, orders or decrees or other obligations as a result of the consummation of the transactions contemplated by the Combination Agreement;

•	required consents and approvals as a result of their execution, delivery and performance of the Combination Agreement; and

•	the Parent’s and the Offeror’s ability to consummate the Offer.

      Some of the Company’s representations and warranties are qualified by a Material Adverse Effect standard. A “Material Adverse Effect” means, with respect to the Company, any material adverse change, event, circumstance or development with respect to, or material adverse effect on, the business, financial condition, operations or results of operations of the Company and its subsidiaries, taken as a whole, except that none of the following will constitute or be considered in determining whether there has occurred, or would or could occur, a material adverse effect:

•	changes in general global, national or regional economic conditions, or arising out of acts of war or terrorism, provided that such changes do not have a materially disproportionate effect or impact on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company operates;

•	changes that are the result of factors generally affecting the industries or markets in which the Company operates, provided that such changes do not have a materially disproportionate effect or impact on the Company and its subsidiaries, taken as a whole, relative to other companies operating in the industries in which the Company operates;

•	any adverse change, effect or circumstance arising out of or resulting from the pendency or announcement of the Combination Agreement or any of the transactions contemplated thereby, including actions of competitors or any delays or cancellations of orders for the Company’s products or services or losses of the Company’s employees;

•	changes in law, rules or regulations or generally accepted accounting principles;

•	any action required to be taken pursuant to or in accordance with the Combination Agreement or taken at the request of the Parent;

•	any failure by the Company to meet any published securities analyst estimates of revenues or earnings for any period ending on or after September 12, 2006 and prior to the expiration of the initial offering period, provided that the underlying causes of any such failures may (subject to the other provisions of the Combination Agreement) be taken into account in making a determination as to whether there has been a Material Adverse Effect;

•	a decline in the price of the Company’s Common Shares or ADSs, provided that the underlying causes of any such decline may (subject to the other provisions of the Combination Agreement) be taken into account in making a determination as to whether there has been a material adverse effect; and

•	any shareholder litigation arising from or relating to the Offer, provided that the underlying basis for such litigation may be taken into account in making a determination as to whether there has been a material adverse effect.
      The representations and warranties contained in the Combination Agreement will not survive the completion of the Offer.
      Conduct of Company’s Business Pending Offer. During the Pre-Closing Period, the Company has agreed that, except for specified exceptions, as expressly provided or permitted in the Combination Agreement or as approved in advance by the Parent in writing, the Company will, and will cause its subsidiaries to, use commercially reasonable efforts to:

•	conduct its business in the ordinary course of business consistent in all material respects with past practice and, to the knowledge of the Company, in material compliance with all laws;

•	maintain and preserve its and each of its subsidiary’s business organization and properties, and preserve its business relationships with third parties with whom it has business dealings; and

•	file all registration statements, forms, reports and other documents required to be filed by the Company with the SEC.

      The Company has also agreed that during the same period, subject to certain exceptions or as contemplated by the Combination Agreement or approved in advance by the Parent in writing, the Company will not, and will not permit any of its subsidiaries to, do any of the following:

•	declare, set aside or pay any dividend on, or make any other distribution in respect of, its capital stock, except for dividends or distributions by a wholly owned subsidiary to its parent;

•	split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock or other securities;

•	purchase, redeem or otherwise acquire any shares of its capital stock or other securities, or any rights, warrants or options to acquire any such shares or other securities, except for the acquisition of shares of its common stock from its option holders in payment of the exercise price payable by such holder upon exercise of options or from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares at their original issuance price in connection with a termination of services;

•	except as contemplated by the Combination Agreement, issue, deliver, sell, grant, pledge or otherwise dispose of or encumber any shares of its capital stock or other securities, other than the issuance of Common Shares upon the exercise of options outstanding as of the date of the Combination Agreement;

•	amend its or its subsidiaries’ articles of incorporation or bylaws or other organizational documents;

•	acquire by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, any business, entity or any business organization or division;

•	acquire any assets that are material, in the aggregate, to the Company and its subsidiaries, taken as a whole, except purchases of inventory and raw materials in the ordinary course of business consistent in all material respects with past practice;

•	sell, lease, license, pledge or otherwise dispose of or encumber any material properties of the Company or any of its subsidiaries, other than in the ordinary course of business consistent in all material respects with past practice;

•	adopt or implement any shareholder rights plan;

•	subject to limited exceptions, incur or guarantee indebtedness for borrowed money or guarantee any indebtedness of a third party;

•	issue, sell or amend any debt securities, warrants or other rights to acquire debt securities of the Company or any of its subsidiaries, guarantee any debt securities of another person, or enter into any agreement to maintain any financial statement condition of another person or enter into any arrangement having the same economic effect;

•	subject to limited exceptions, make any loans, advances or capital contributions to, or investment in, any other person, other than the Company or its wholly owned subsidiaries;

•	other than in the ordinary course of business consistent in all material respects with past practice, enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its subsidiaries against fluctuations in commodities prices or exchange rates;

•	make any capital expenditures or other expenditures with respect to property, plant or equipment in excess of $1,000,000 in the aggregate for the Company and its subsidiaries taken as a whole, except as set forth in the disclosure schedule to the Combination Agreement;

•	make any material changes in accounting methods, principles or practices, except insofar as may have been required by a change in U.S. or Korean generally accepted accounting principles;

•	other than in the ordinary course of business consistent in all material respects with past practice, enter into any material contract or agreement relating to the distribution, sale or marketing by third parties of the products of the Company or any of its subsidiaries;

•	other than as required to comply with applicable law or agreements, plans or arrangements existing on September 12, 2006 and except for the payment of bonuses to employees in the ordinary course of business consistent in all material respects with past practice;

•	adopt, enter into, terminate or materially amend any employment, severance or similar agreement or material benefit plan for the benefit or welfare of any current or former director, officer or employee or any collective bargaining agreement (subject to limited exceptions);

•	increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, officer or employee, except for annual increases of salaries in the ordinary course of business consistent in all material respects with past practice;

•	accelerate the payment, right to payment or vesting of any material compensation or benefits, including any outstanding options or restricted stock awards;

•	other than as contemplated by the Combination Agreement, grant any stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, except for the grant of options to purchase up to 250,000 Common Shares to new hires on the Company’s customary terms and conditions;

•	take any action other than in the ordinary course of business consistent in all material respects with past practice to fund or in any other way secure the payment of compensation or benefits under any employee benefit plan;

•	open or close any facility or office;

•	sell or otherwise transfer any accounts receivable of the Company reflected on its balance sheet dated June 30, 2006;

•	directly or indirectly terminate or reduce or commit to terminate or reduce (except in certain circumstances) any line of credit or the availability of any funds under any other loan or financing arrangement other than in the ordinary course of business consistent in all material respects with past practice;

•	assume, guarantee, endorse or otherwise become responsible for the obligations of, or make any advances to, any other person, except for such obligations incurred in the ordinary course of business consistent in all material respects with past practice in an amount not to exceed $100,000 for any individual event or $1,000,000 for all such events;

•	mortgage, pledge or otherwise encumber any of its properties or sell, lease, transfer or otherwise dispose of any of its properties other than in the ordinary course of business consistent in all material respects with past practice;

•	make any material change in its tax reporting principles, methods or policies other than as required by law or generally accepted accounting principles, or make or rescind any material election relating to tax matters, or settle or compromise any claim or proceeding relating to tax matters;

•	authorize or agree to take any of the foregoing actions; or

•	directly or indirectly, sell, assign, abandon, allow to lapse, transfer, license, or dispose of, in whole, or in part, any intellectual property rights of the Company and its subsidiaries.

      Nonsolicitation Obligation. The Company has agreed at all times during the Pre-Closing Period not to, and to use reasonable best efforts to cause its representatives not to, directly or indirectly:

•	solicit, initiate, knowingly encourage or induce the making, submission or announcement of any of the following (each of which is referred to herein as an acquisition proposal);

•	a proposal or offer for or relating to a merger, consolidation, dissolution, sale of substantial assets other than in the ordinary course of business consistent in all material respects with past practice, tender offer, recapitalization, share exchange or other business combination involving the Company or any of its subsidiaries;

•	a proposal or offer for or relating to any issuance by the Company, directly or indirectly, of 10% or more of its equity securities, or any issuance by any subsidiary of the Company of any of its equity securities (other than to the Company or its other subsidiaries);

•	a proposal or offer for or relating to any acquisition from the Company or any of its subsidiaries, directly or indirectly, of more than 10% of the equity securities of the Company or any equity securities of the subsidiaries of the Company;

•	a proposal or offer for or relating to any acquisition of more than 10% of the consolidated total assets of the Company and its subsidiaries (other than transactions contemplated by the Combination Agreement or the sale of assets in the ordinary course of business);

•	a proposal or offer for or relating to any liquidation, dissolution, winding up of the Company or other similar transaction involving the Company;

•	furnish to any third party (other than the Parent, the Offeror or any of their respective designees) any non-public information relating to the Company or any of its subsidiaries, or afford access to the business, properties, assets, books or records of the Company or any of its subsidiaries to any third party (other than the Parent, the Offeror or any of their respective designees) or to take any other action, in any such case with the intent to assist or facilitate any inquiries or the making of any proposal that constitutes or could lead to an acquisition proposal;

•	participate or engage in discussions or negotiations with any third party with respect to an acquisition proposal;

•	adopt, approve, endorse or recommend an acquisition proposal;

•	enter into any letter of intent, memorandum of understanding, agreement in principle, merger, acquisition or other contract or agreement contemplating or otherwise relating to an acquisition proposal; or

•	terminate, amend or waive any rights under any standstill or other similar agreement between the Company or any of its subsidiaries and any third party (other than the Parent).
      The Company has further agreed to immediately cease, and to direct its representatives to immediately cease, any discussions or negotiations that commenced prior to September 12, 2006 regarding any proposal that constitutes, or could reasonably be expected to lead to, an acquisition proposal.
      The Parent, the Offeror and the Company have agreed that if any representatives of the Company or any of its subsidiaries take any action which, if taken by the Company, would be a breach of the restrictions set forth in the Combination Agreement, such action will be deemed to be a breach of the Combination Agreement by the Company.
      The Company has agreed to promptly, and in all cases within 24 hours of its receipt, advise the Parent orally and in writing of (i) any acquisition proposal, (ii) any request for information that would reasonably be expected to lead to an acquisition proposal or (iii) any inquiry which would reasonably be expected to lead to an acquisition proposal, including the material terms and conditions of such acquisition proposal, request or inquiry and the identity of the third party or parties making any such acquisition proposal, request or inquiry. The Company has agreed to keep the Parent informed on a reasonably current basis of the status and material terms and conditions (including all material amendments or proposed material amendments) of any such acquisition proposal, request or inquiry. The Company also is required to provide the Parent with at least 48 hours prior notice of any meeting of the Company’s board of directors (the “Board”) (or such lesser notice as is provided to members of the Board) at which it could reasonably be expected to consider an acquisition proposal.
      Shareholders Meeting. The Combination Agreement requires the Company to take actions to duly call, give notice of, convene and hold as promptly as practicable (but in conjunction with the scheduled expiration of the Offer) the Special Meeting. The Board is required to recommend adoption and approval of the matters presented in connection with the Offer by the Company’s shareholders and may not withhold, withdraw or modify, or publicly propose to withhold, withdraw or modify its approval of the Combination Agreement or the transactions contemplated thereby or its recommendation that the Company’s shareholders vote in favor of the adoption and approval of the matters presented in connection with the Offer. The Company is required to take all reasonable and lawful action to solicit from its shareholders proxies in favor of adoption and approval of the matters presented in connection with the Offer. The Company has also agreed that after consultation with the Parent it may adjourn or postpone the Special Meeting of its shareholders solely if as of the time of the meeting there are insufficient Common Shares represented to constitute a quorum necessary to conduct the business of the meeting.
      The Combination Agreement requires the Company, in cooperation with the Parent, to prepare a proxy statement to be sent to its shareholders in connection with the Special Meeting. In addition, the Parent has agreed to cause all securities of the Company purchased or owned by it or any of its subsidiaries, including securities of the Company acquired pursuant to the Offer, that the Parent may vote at the Special Meeting and to use reasonable commercial efforts to cause all other securities of the Company as to which there is voting power or authority held by the Parent or the Offeror or any other subsidiary of the Parent, to be present at the Special Meeting and to be voted in favor of the adoption and approval of the matters presented in connection with the Offer.
      Indemnification and Insurance. The Combination Agreement provides that, for a period of ten years after the end of the Pre-Closing Period, the Parent and the Company will, jointly and severally, indemnify to the fullest extent under applicable Korean law for officers and directors of Korean corporations (i) each person who was as of September 12, 2006 a current or former director or officer of the Company or any of its subsidiaries and/or (ii) each person who became a director or officer of the Company or any of its subsidiaries during the Pre-Closing Period (the “Indemnified Parties”) against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses (including attorneys’ fees and disbursements) incurred in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to the fact that the Indemnified Party is or was a director or officer of the Company or any of its subsidiaries, whether asserted prior to, at or after the Pre-Closing Period. The “Pre-Closing Period” is defined in the Combination Agreement as the period commencing on September 12, 2006 and ending upon the later to occur of the time at which the Offer expires (the “Initial Offer Closing”) and the date upon which the Parent’s designees to the Board constitute at least a majority of the members of the Board. In addition, each Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such action, suit or proceeding from each of the Parent and the Company.
      In addition, for a period of ten years after the Pre-Closing Period, the Parent has agreed to cause the Articles of Incorporation of the Company or resolutions adopted by the shareholders of the Company to contain provisions with respect to exculpation, indemnification and advancement of expenses of present and former directors and officers of the Company and its subsidiaries that are no less favorable in the aggregate as those contained in the Articles of Incorporation and Bylaws of the Company or resolutions adopted by the shareholders of the Company as in effect prior to the date of the Combination Agreement.
      For a period of ten years after the Initial Offer Closing, the Parent has also agreed to cause the Company to maintain the directors’ and officers’ liability insurance maintained by the Company as of the date of the Combination Agreement with respect to matters existing or occurring at or prior to the Initial Offer Closing (the “D&O Policy”); provided that the annual premium will not be in excess of 200% of the last annual premium paid by the Company for coverage prior to the Initial Offer Closing (the “Maximum Premium”); provided, further, that if the D&O Policy expires or is terminated, canceled or in excess of the Maximum Premium during such ten-year period, the Parent has agreed to cause the Company to obtain as much directors’ and officers’ liability insurance as possible for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions that are no less advantageous in the aggregate to the Indemnified Parties than the D&O Policy. The Parent or the Company may, in the alternative, purchase a prepaid “tail” insurance policy on the D&O Policy for a period of ten years after the Initial Offer Closing, on terms and conditions that are no less advantageous in the aggregate to the Indemnified Parties than the D&O Policy, subject to the Maximum Premium.
      Agreement to Take Further Action and to Use Reasonable Efforts. Subject to the terms and conditions of the Combination Agreement, the Company and the Parent have agreed to use commercially reasonable efforts to take, or cause to be taken, all actions and do, or cause to be done, all things necessary, proper or advisable to satisfy the conditions to the obligations of the parties to effect the Offer, and otherwise to consummate and make effective the transactions contemplated by the Combination Agreement as promptly as practicable following the date thereof. Among other things, each party has committed to (i) obtain from any governmental entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by the Company or the Parent or any of their subsidiaries in connection with the authorization, execution or delivery of the Combination Agreement and the transactions contemplated thereby, (ii) make all necessary filings and other required submissions with respect to the Combination Agreement and the transactions contemplated thereby under the Exchange Act, the HSR Act, the Korean Monopoly Regulation and Fair Trade Act, the Korean Foreign Investment Promotion Act and any other applicable law and (iii) use commercially reasonable efforts to obtain government clearances or approvals required under the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, the Korean Monopoly Regulation and Fair Trade Act and any other applicable law, to respond to any government requests for information under such laws and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order that restricts, prevents or prohibits the consummation of the Offer or the other transactions contemplated by the Combination Agreement. The Company has also agreed to give, or cause its subsidiaries to give, any required notices to third parties and to use, or cause its subsidiaries to use, commercially reasonable efforts to obtain required third party consents.
      Additional Agreements. The Combination Agreement contains additional agreements between the Company and the Parent relating to, among other things:

•	the Company’s agreement to use commercially reasonable efforts to continue the quotation of the ADSs on Nasdaq until immediately after the Initial Offer Closing;

•	the Parent’s representatives’ reasonable access, upon reasonable notice, to information regarding the Company and its subsidiaries, and the confidentiality of such information;

•	delivery by the Company to the Parent of (i) reports and other documents filed or received by it pursuant to the requirements of federal or state securities laws and (ii) other information about the Company, its business, properties and personnel as the Parent may reasonably request;

•	the Company’s agreement with the Parent to use their respective commercially reasonable efforts to furnish to each other all information required for any application or filing in connection with the transactions contemplated by the Combination Agreement;

•	public announcements with respect to the Offer and the Combination Agreement;

•	pursuant to the Combination Agreement, while the Offeror and Parent are not required to pursue a Post-Tender Offer Acquisition, if they elect to do so prior to September 12, 2007, they will not attempt to do so at a price below $17.05; and

•	notice of (i) the occurrence, or failure to occur, of any event, which has caused or would be reasonably expected to cause any representation or warranty of either party contained in the Combination

Agreement to be untrue or inaccurate in any material respect, or (ii) any material failure by the Company, the Parent or the Offeror, or any of their officers, directors, employees or agents, to comply with or satisfy any covenant, condition or agreement required to be complied with under the Combination Agreement.

      Termination. The Company, the Parent and the Offeror may agree in writing to terminate the Combination Agreement and abandon the Offer at any time prior to the Initial Offer Closing, even after the Company’s shareholders have approved the matters presented in connection with the Offer at the Special Meeting.
      In addition, either the Company or the Parent can terminate the Combination Agreement and abandon the Offer if:

•	the Initial Offer Closing has not occurred by February 28, 2007 (or March 31, 2007, as set forth below), unless the terminating party’s failure to fulfill any obligation under the Combination Agreement was a principal cause of or resulted in the failure of the Offer to occur by the applicable date; provided, however, that in the event the only condition to the Offer that has not been satisfied on or prior to February 28, 2007 relates to obtaining regulatory approval under Korean law, either the Parent or the Company may extend such date, by written notice to the other party prior to such date, until March 31, 2007. Any termination of the Combination Agreement on the basis described in this bullet shall be referred to herein as an “Outside Date Termination”;

•	a governmental entity or court has issued a nonappealable final order or ruling or taken any other nonappealable final action that has the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the Combination Agreement; or

•	the Company’s shareholders fail at the Special Meeting to elect to the Board a number of directors to be designated by the Parent prior to commencement of the Offer (the “Company Voting Proposal”). Any termination of the Combination Agreement on the basis described in this bullet shall be referred to herein as a “Special Meeting Termination.”
      The Parent can terminate the Combination Agreement and abandon the Offer if:

•	prior to the Special Meeting (i) the Company breaches its covenant not to solicit an acquisition proposal in any material respect, (ii) the Board withholds, withdraws or modifies its recommendation that the Company’s shareholders adopt any of the proposals at the Special Meeting, or (iii) an acquisition proposal has been published, sent or given to the shareholders of the Company by a third party unaffiliated with the Parent and, within ten business days following a request by the Parent, the Company has not made or sent to its shareholders a statement unconditionally reaffirming its recommendation of the Company Voting Proposal and unconditionally recommending that its shareholders reject such acquisition proposal and not tender any securities of the Company into such acquisition proposal if made in the form of a tender or exchange offer; or

•	there has been a breach of or inaccuracy in any of the Company’s representations or warranties or a failure to perform any of the Company’s covenants or agreements, which breach, inaccuracy or failure to perform (i) would cause the Parent’s conditions to closing the Offer not to be satisfied and (ii) if curable, has not been cured within 20 calendar days of the Company’s receipt of written notice of the breach or failure to perform. Any termination of the Combination Agreement on the basis described in this bullet shall be referred to herein as a “Material Breach Termination.”
      The Company can terminate the Combination Agreement and abandon the Offer if:

•	the Parent or the Offeror materially fails to perform any of its covenants or agreements (other than those covenants or agreements which by their terms are to be performed after the Initial Offer Closing), which failure to perform has not been cured within 20 calendar days of the Parent’s receipt of written notice of the breach or failure to perform.

      Expenses; Termination Fee. The Company will be required to pay the Parent a termination fee of U.S. $13 million if:

•	either the Company or the Parent terminates the Combination Agreement and abandons the Offer pursuant to an Outside Date Termination or a Special Meeting Termination, or the Parent terminates the Combination Agreement pursuant to a Material Breach Termination;

•	before the date of such termination, an acquisition proposal has been publicly announced or publicly known, or has been communicated or otherwise made known to the Company; and

•	within 12 months of such termination, the Company consummates a transaction relating to an acquisition proposal or enters into a letter of intent or contract to consummate a transaction relating to an acquisition proposal.
      Amendment, Extension and Waiver. The Company, the Parent and the Offeror may amend the Combination Agreement at any time before or after approval of the matters presented in connection with the Offer by the shareholders of any party. However, after any such approval, the parties may not amend the Combination Agreement in a manner that by law requires further approval by the shareholders of any party without obtaining such further approval. The Combination Agreement also provides that, at any time prior to Initial Offer Closing, the Company, the Parent and the Offeror may, to the extent permitted by law, extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties in the Combination Agreement or any document delivered in connection therewith or waive compliance with any of the agreements or, except as otherwise provided in the Combination Agreement, the conditions contained in the Combination Agreement.

Tender and Voting Agreements
      The following individuals, as owners of Common Shares and the holders of options exercisable for Common Shares set forth opposite their names below, entered into stockholder tender and voting agreements with the Company, the Parent and the Offeror, dated September 12, 2006 (the “Tender and Voting Agreements”) that, among other things:

•	restrict the transfer of their Common Shares;

•	obligate them to vote their Common Shares:

•	in favor of any proposals necessary or otherwise designed to effect the transactions contemplated by the Combination Agreement including, immediately following the closing of the Offer, the election as director of the Company those individuals nominated by the Parent and any proposal to eliminate cumulative voting for the voting securities of the Company. The proposals described in this bullet shall be referred to herein as a Proposed Transaction;

•	against approval or adoption of any proposal made in opposition to, or in competition with, the Proposed Transaction;

•	against any of the following, to the extent unrelated to a Proposed Transaction:

•	any transaction, share exchange or business combination involving the Company or any of its subsidiaries other than the Proposed Transaction;

•	any sale, lease or transfer of all or substantially all of the assets of the Company or any of its subsidiaries;

•	any reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any of its subsidiaries;

•	any other action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the consummation of the Proposed Transaction; or

•	any transaction that would constitute an acquisition transaction pursuant to the Combination Agreement; and

•	obligate them to tender all their Common Shares.

		Common Shares
		Issuable Upon
	Common Shares	Exercise of
Stockholder	Owned	Outstanding Options

Excelsior VI-A C.V.	69,800	—
Excelsior VI-B C.V.	46,500	—
Excelsior VI, L.P.	854,500	—
GAP Coinvestment Partners II, L.P.	73,931	—
General Atlantic Partners 64, L.P.	420,859	—
i-Hatch Advisors, L.P.	3,765	—
i-Hatch Ventures, L.P.	518,069	—
i-Hatch WTC Holdings, LLC	1,000,000	—
Nokia Venture Partners II, L.P.	1,989,815	—
NVP II Affiliates Fund, L.P.	21,920	—
Patricof Private Investment Club III, L.P.	29,200	—
SAIF Capital Limited	1,600,000	—
SK Telecom Co., Ltd.	2,000,000	—
      Based on the number of Common Shares (including Common Shares underlying ADSs) outstanding as of September 12, 2006, the number of Common Shares owned by the shareholders that entered into the Tender and Voting Agreements (excluding the Common Shares issuable upon exercise of outstanding options set forth above) represent approximately 8,628,359 of the Common Shares (including Common Shares underlying ADSs) outstanding as of such date. This summary is qualified in its entirety by reference to the Form of Stockholder Tender and Voting Agreement, which is filed as Exhibit 2 to the Schedule 13D filed by the Parent on September 22, 2006 and is incorporated by reference herein.

14.	Dividends and Distributions.
      Pursuant to the Combination Agreement, the Company has agreed not to declare, pay or set aside any dividend or other distribution in respect of its capital stock other than cash dividends made by any direct or indirect wholly-owned subsidiary of the Company to the Company or one of its subsidiaries.

15.	Conditions to the Offeror’s Obligations.
      The Offeror (i) shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC (including Rule 14e-1(c) under the Exchange Act), pay for any Common Shares or ADSs, tendered pursuant to the Offer, and (ii) may terminate, amend or delay the Offer or, subject to the restriction referred to above, the payment for, any tendered Common Shares or ADSs, in a manner consistent with the terms of the Combination Agreement, in the event that at or prior to the scheduled expiration of the Offer (as it may be extended pursuant to Article I of the Combination Agreement) any of the following conditions shall not have been satisfied (or waived by Parent or the Offeror):

•	There be validly tendered in accordance with the terms of the Offer and not withdrawn a number of Common Shares (including Common Shares underlying ADSs), that, together with any Common Shares (including Common Shares underlying ADSs) then owned by the Offeror and the Parent, represent a number of Common Shares (including Common Shares underlying ADSs) equal to at least sixty-seven percent (67%) of the sum of (x) all then outstanding Common Shares (including Common Shares underlying ADSs) plus (y) all Common Shares (including Common Shares underlying ADSs) issuable upon the exercise of all then outstanding options, warrants and other rights to purchase or otherwise acquire Common Shares (the “Minimum Condition”);

•	The business combination report required for the Offer under the Korean Monopoly Regulation and Fair Trade Act shall have been duly approved by the Korean Fair Trade Commission or the relevant waiting period shall have expired or been terminated after filing the report without any objection from the Korean Fair Trade Commission;

•	Any waiting period applicable to the consummation of the Offer under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended shall have expired or been terminated;

•	All authorizations, consents, clearances, orders or approvals that are required under applicable law or by any governmental entity in connection with the Offer, shall have been obtained without any conditions thereto;

•	All declarations or filings that are required to be made or submitted under applicable law or by any governmental entity in connection with the Offer shall have been made or submitted;

•	All waiting periods that are imposed by applicable law or by any governmental entity in connection with the Offer shall have expired or been terminated;

•	No governmental entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any law or order which is in effect and which has the effect of making any of the transactions contemplated by the Combination Agreement illegal or otherwise prohibiting consummation of any of the transactions contemplated by the Combination Agreement;

•	There shall not be instituted or pending any action or proceeding that would reasonably be likely to result in any governmental entity of competent jurisdiction issuing an order which would have the effect of making any of the transactions contemplated by the Combination Agreement illegal or otherwise prohibiting consummation of any of the transactions contemplated by the Combination Agreement;

•	Parent and/or the Company shall have received a sufficient number of valid ballots voting, or proxies designating the Parent or its designees as proxy to vote, Common Shares and ADSs in favor of a shareholder proposal to duly elect Parent’s designees to the Company’s board of directors at a special meeting of the Company’s shareholders;

•	The representations and warranties of the Company set forth in the Combination Agreement shall have been true and correct on the date thereof and shall be true and correct on and as of the expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement) as though made on and as of such date (except (i) to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date, (ii) for changes contemplated by the Combination Agreement, and (iii) where the failure to be true and correct (without regard to any materiality or Material Adverse Effect qualifications contained therein), individually or in the aggregate, has not had, and would not be reasonably expected to have, a Material Adverse Effect); and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

•	Other than those covenants and other obligations which by their terms are to be performed after the scheduled expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement), the Company shall have performed in all material respects all obligations required to be performed by it under the Combination Agreement on or prior to the scheduled expiration of the Offer (as may be extended pursuant to Article I of the Combination Agreement), and the Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect;

•	There shall not be instituted or pending any action or proceeding in which a governmental entity is (i) challenging or seeking to restrain or prohibit the consummation of any of the transactions contemplated by the Combination Agreement, (ii) seeking to prohibit or limit the Parent’s or the Offeror’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Company following the consummation of the transactions contemplated by the Combination Agreement or (iii) seeking any divestiture by the Parent or any of its affiliates of shares of capital stock or any business, assets or property of the Parent or the Offeror or the Company, as a condition to approving any of the transactions contemplated by the Combination Agreement, or the imposition of any limitation on the ability of the Parent, the Offeror or the Company or any of their respective Affiliates to conduct their respective businesses or to own or exercise control of their respective stock, assets or properties as a condition to approving any of the transactions contemplated by the Combination Agreement; or

•	Parent shall have received written and notarized resignations in forms satisfactory to Parent executed by each director of the Company which shall be effective as of the date of the Special Meeting.
      The Parent or the Offeror may waive any of the conditions to the Offer, except for the Minimum Condition, which requires the Company’s prior written consent if less than a majority of the Common Shares and ADSs have been validly tendered into the Offer. The Offer is not conditioned upon the Parent or the Offeror obtaining financing.

16.	Certain Regulatory and Legal Matters.
      Except as set forth in this Section 16, the Offeror is not aware of any approval or other action by any governmental or administrative agency which would be required for the acquisition or ownership of Common Shares and ADSs by the Offeror as contemplated herein. However, the Offeror and the Parent, together with their advisors, are currently reviewing whether any other approval or other action will be required by any other governmental or administrative agency in connection with the Offer. Should any such approval or other action be required, it will be sought, but the Offeror has no current intention to delay the purchase of Common Shares and ADSs tendered pursuant to the Offer pending the outcome of any such matter, subject, however, to the Offeror’s right to decline to purchase Common Shares and ADSs if any of the offer conditions shall not have been satisfied. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions, or that adverse consequences might not result to the Company’s business or that certain parts of the Company’s business might not have to be disposed of if any such approvals were not obtained or other action taken.
      Antitrust Matters — South Korea. Under the Monopoly Regulation and Fair Trade Law of Korea, the Offeror must file a report with the Korea Fair Trade Commission (“KFTC”) within thirty calendar days after the execution of a Combination Agreement and Tender and Voting Agreement where applicable criteria are met. The KFTC will then undertake an initial review during the thirty calendar days following the report filing date. The KFTC may extend the review period for an additional ninety calendar days in its discretion as it deems necessary. The Offeror must obtain the approval or clearance of the KFTC prior to payment of the Offer Price. On September 25, 2006, the Offeror filed the business combination report with the KFTC.
      Antitrust Matters — U.S. While not currently anticipated, the Offer may be subject to review by the United States Department of Justice and the Federal Trade Commission under the Hart-Scott-Rodino Act. Under this statute, if applicable, Parent and the Company would be required to make pre-transaction notification filings and await the expiration of statutory waiting periods prior to completing the Offer. In addition, whether or not the Offer requires notification under the Hart-Scott-Rodino Act, at any time and even after completion of the Offer, either the Antitrust Division of the United States Department of Justice, the Federal Trade Commission, or other U.S. or foreign governmental authorities could challenge or seek to block the Offer under the antitrust laws, as it deems necessary or desirable in the public interest. In addition, in some jurisdictions, a competitor, customer or other third party could initiate a private action under the antitrust laws challenging or seeking to enjoin the Offer, before or after it is completed. Parent and the

Company cannot be sure that a challenge to the Offer will not be made or that, if a challenge is made, they will prevail.
      Exchange Act Registration. The Common Shares and ADSs are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if there are fewer than 300 record holders of Common Shares and ADSs in the United States. If such registration were terminated, the Company would no longer legally be required to disclose publicly the information which it now must provide under the provisions of the Exchange Act applicable to foreign private issuers or to make public disclosure of financial and other information and reports required to be filed with the SEC under the Exchange Act; and the ADSs would no longer be eligible for Nasdaq reporting or for continued inclusion on the Federal Reserve Board’s “margin list.” Furthermore, if such registration were terminated, persons holding “restricted securities” of the Company may be deprived of their ability to dispose of such securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The Offeror intends to and will cause the Company to apply for termination of registration of the Common Shares and ADSs under the Exchange Act as soon after the completion of the Offer as the requirements for such delisting and termination are met.
      State Takeover Laws. A number of states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, stockholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects, in such states. In 1982, in Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover Statute which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However, in 1987 in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana could, as a matter of corporate law, constitutionally disqualify a potential acquiror from voting shares of a target corporation without the prior approval of the remaining stockholders where, among other things, the corporation is incorporated, and has a substantial number of stockholders, in the state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a U.S. federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional as applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a U.S. federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit. In December 1988, a U.S. federal district court in Florida held in Grand Metropolitan PLC v. Butterworth that the provisions of the Florida Affiliated Transactions Act and the Florida Control Share Acquisition Act were unconstitutional as applied to corporations incorporated outside of Florida. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of stockholders in the state and were incorporated there.
      The Company, directly or through subsidiaries, conducts business in a number of states throughout the United States, some of which have enacted takeover laws. The Offeror does not know whether any of these laws will, by their terms, apply to the Offer and has not complied with any such laws. Should any person seek to apply any state takeover law, the Offeror will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that the takeover laws of any state are applicable to the Offer, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Offeror might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Offeror might be unable to accept for payment any Common Shares and ADSs tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer. In such case, the Offeror may not be obligated to accept for payment any Common Shares or ADSs tendered. See Section 15 entitled “Conditions to the Offeror’s Obligations” of this Offer to Purchase.

17.	Appraisal Rights.
      No appraisal rights are available in connection with the Offer.

18.	Fees and Expenses.
      Neither the Offeror nor the Parent will pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Common Shares and ADSs pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will upon request be reimbursed by the Offeror for customary mailing and handling expenses incurred by them in forwarding material to their customers.
      The Offeror has retained Innisfree M&A Incorporated as Information Agent, Mellon Investor Services LLC as ADS Depositary, Samsung Securities Co., Ltd., as Common Share Depositary and Lehman Brothers Inc. as Dealer Manager in the U.S. in connection with the Offer. The Information Agent, the ADS Depositary, the Common Share Depositary and Dealer Manager will receive reasonable and customary compensation for their services hereunder and reimbursement for their reasonable out-of-pocket expenses. The Information Agent, ADS Depositary, Common Share Depositary and Dealer Manager also will be indemnified by the Offeror against certain liabilities in connection with the Offer.

19.	Miscellaneous.
      The Offer is not being made to, and tenders will not be accepted from or on behalf of, holders of Common Shares and ADSs residing in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities or blue sky laws of such jurisdiction. In any jurisdiction where the securities or blue sky laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Offeror by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.
      No person has been authorized to give any information or make any representation on behalf of the Offeror other than as contained in this Offer to Purchase or in the Letter of Transmittal, and, if any such information or representation is given or made, it should not be relied upon as having been authorized by the Offeror.
      The Offeror has filed with the SEC a statement on Schedule TO, pursuant to Rule 14d-3 promulgated under the Exchange Act, furnishing certain information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be examined and copies may be obtained at the same places and in the same manner as set forth with respect to the Company in Section 8 entitled “Certain Information Concerning the Company” of this Offer to Purchase.
RN International Holdings B.V.
September 29, 2006

ANNEX I
DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR
      The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Offeror are set forth below. The business address of each director and officer is in care of RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment with the Offeror.
      None of the directors and officers of the Offeror listed below has, during the past five years (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. Other than ING Management (Netherland), B.V., all directors and officers listed below are citizens of the United States.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Michael R. Eggers	34	Managing Director B. Mr. Eggers has served as Senior Vice President, Chief Financial Officer and Treasurer of RealNetworks since February 2006. Mr. Eggers joined RealNetworks in 1997 and held the positions of Vice President, Finance from September 2003 to February 2006, General Manager, Finance from November 2002 to September 2003 and Director of Finance and Controller from 1999 to October 2002.

ING Management (Netherland), B.V.	N/A	Managing Director A. ING Management (Netherland), B.V. (“ING Trust”) is an independent business unit of ING Group, a financial services corporation organized under the laws of the Netherlands. ING Trust provides services necessary to maintain the Offeror’s good standing under the laws of the Netherlands.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PARENT
      The name, current principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of the Parent are set forth below. The business address of each director and executive officer is RealNetworks, Inc., 2601 Elliott Avenue, Suite 1000, Seattle, Washington 98121. Unless otherwise indicated, each occupation set forth opposite an individual’s name refers to employment currently with the Parent.
      None of the directors and executive officers of the Parent listed below has, during the past five years, (i) been convicted in a criminal proceeding or (ii) been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws. All directors and executive officers listed below are citizens of the United States.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Robert Glaser	44	Chairman of the Board and Chief Executive Officer. Mr. Glaser has served as Chairman of the Board and Chief Executive Officer of RealNetworks since its inception in February 1994, and as Treasurer from February 1994 to April 2000.

Michael Eggers	34	Senior Vice President, Chief Financial Officer and Treasurer. Mr. Eggers has served as Senior Vice President, Chief Financial Officer and Treasurer of RealNetworks since February 2006. Mr. Eggers joined RealNetworks in 1997 and held the positions of Vice President, Finance from September 2003 to February 2006, General Manager, Finance from November 2002 to September 2003 and Director of Finance and Controller from 1999 to October 2002.

Savino (Sid) Ferrales	56	Senior Vice President — Human Resources. Mr. Ferrales has served as Senior Vice President, Human Resources of RealNetworks since April 2004. From February 1998 to April 2004, Mr. Ferrales served as Senior Vice President and Chief Human Resources Officer of Interland, Inc., a provider of Web hosting and online solutions to small businesses.

John Giamatteo	40	Executive Vice President — Technology Products and Services and International Operations. Mr. Giamatteo has served as Executive Vice President, Technology Products and Services and International Operations since June 2005. From 1988 to June 2005, Mr. Giamatteo was employed by Nortel Networks Corporation, a provider of communications solutions, where he held various management positions, most recently serving as President, Asia Pacific.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Robert Kimball	42	Senior Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary. Mr. Kimball has served as Senior Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary of RealNetworks since January 2005. From January 2003 to January 2005, Mr. Kimball served as Vice President, Legal and Business Affairs, General Counsel and Corporate Secretary of RealNetworks. Mr. Kimball held the positions of Vice President, Legal and Business Affairs of RealNetworks from May 2001 to January 2003 and Associate General Counsel from March 1999 to April 2001.

Michael Schutzler	44	Senior Vice President — Worldwide Games and Advertising Operations. Mr. Schutzler has served as Senior Vice President, Worldwide Games and Advertising Operations of RealNetworks since October 2005. Mr. Schutzler joined RealNetworks in August 2004 and was appointed Senior Vice President, Media Business in September 2004. From March 2003 to August 2004, Mr. Schutzler served as Senior Vice President of Consumer Products of Monster Worldwide, Inc., a global marketing and careers company. From September 2000 to September 2002, Mr. Schutzler served as President and Chief Executive Officer of Classmates.com, Inc., an online community-based networking service.

Dan Sheeran	40	Senior Vice President — Music and Video. Mr. Sheeran has served as Senior Vice President, Music and Video of RealNetworks since November 2005. Mr. Sheeran joined RealNetworks in August 2001 and served as Senior Vice President, International Operations from March 2004 to July 2005, and as Senior Vice President, Premium Consumer Services from July 2005 to November 2005. From June 2003 to March 2004, Mr. Sheeran served as Senior Vice President, Marketing of RealNetworks and from August 2001 to June 2003, Mr. Sheeran served as Vice President, Media Systems Marketing.

Carla Stratfold	47	Senior Vice President — North American Sales. Ms. Stratfold has served as Senior Vice President, North American Sales of RealNetworks since May 2001.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Harold Zeitz	43	Senior Vice President, Media, Software and Services. Mr. Zeitz has served as Senior Vice President, Media, Software and Services since June 2006. From March 2002 to June 2006, Mr. Zeitz served as the Chief Operating Officer of ShareBuilder Corporation, an online securities brokerage company. From January 2000 to August 2001, Mr. Zeitz served as the President and Chief Operating Officer of WorldStream Communications, a multimedia communications service.

Jeremy Jaech	51	Member of the Board. Mr. Jaech has been a director of RealNetworks since July 2002. Mr. Jaech has served as Chief Executive Officer of Trumba Corporation, a developer of an online calendaring application and service for consumers, since October 2003. Mr. Jaech was a co-founder of Visio Corporation, a developer of business drawing and diagramming software, and served as its President, Chief Executive Officer and Chairman of the Board from 1990 until its acquisition by Microsoft Corporation in 2000. Prior to founding Visio Corporation, Mr. Jaech co-founded Aldus Corporation, a software development company. Mr. Jaech also serves on the Board of Directors of Alibre Incorporated, a private company.

Eric Benhamou	51	Member of the Board. Mr. Benhamou has been a director of RealNetworks since October 2003. Mr. Benhamou has served as chairman and chief executive officer of Benhamou Global Ventures, LLC, a venture capital company, since November 2003. Mr. Benhamou also serves as Chairman of the Boards of Directors of 3Com Corporation, Palm, Inc. and Cypress Semiconductor Corporation. He served as Chief Executive Officer of 3Com from 1990 until the end of 2000 and as Chief Executive Officer of Palm, Inc. from October 2001 to October 2003. Mr. Benhamou serves on the boards of Silicon Valley Bancshares and several privately held companies, and is a director of the New America Foundation, a Washington, D.C.-based think tank. Mr. Benhamou also serves on the executive committee of TechNet and of the Computer Science and Telecommunications Board.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Edward Bleier	76	Member of the Board. Mr. Bleier has been a director of RealNetworks since April 1999. Mr. Bleier also serves as a director of CKX, Inc., a company engaged in the ownership, development and commercial utilization of entertainment content, and was appointed to the Board of Directors of Blockbuster Inc., a provider of in-home movie and game entertainment, in May 2005. Mr. Bleier is retired from Warner Bros. where he served as President of Pay-TV, Cable and Networks Features. Mr. Bleier serves on the Advisory Board of Drakontas LLC, a security technology company, is Chairman Emeritus of the Center for Communication and the Academy of the Arts Guild Hall, serves as a trustee of the Charles A. Dana Foundation and is a member of the Council on Foreign Relations. In 2003, Mr. Bleier published the New York Times’ bestseller “The Thanksgiving Ceremony.”

Kaplana Raina	51	Member of the Board. Ms. Raina has been a director of RealNetworks since December 2001. Ms. Raina serves as an Executive Vice President at The Bank of New York, a financial holding company, where she is currently in charge of European Country Management and Corporate Banking. Prior to her appointment as Executive Vice President in 1998, Ms. Raina served as Senior Vice President from 1995 to 1998, as Vice President from 1992 to 1995, as Assistant Vice President from 1989 to 1992 and as Assistant Treasurer from 1988 to 1989. Prior to joining The Bank of New York, Ms. Raina was employed in the Media Division of Manufacturers Hanover Trust Company. Ms. Raina serves on the Board of ADITI: Foundation for the Arts in New York City.

James Breyer	45	Member of the Board. Mr. Breyer has been a director of RealNetworks since October 1995. Mr. Breyer has served as a General Partner of Accel Partners in Palo Alto, California since 1990. At Accel Partners, Mr. Breyer has sponsored investments in over 25 companies that have completed public offerings or mergers. Mr. Breyer is currently a director of Wal-Mart Stores, Inc. and several private companies.

		Current Principal Occupation or Employment and
Name	Age	Five-Year Employment History

Jonathan Klein	46	Member of the Board. Mr. Klein has been a director of RealNetworks since January 2003. Mr. Klein is a co-founder of Getty Images, Inc., a provider of imagery and related products and services, where he has served as Chief Executive Officer and a director since 1998. Mr. Klein served as Chief Executive Officer and as a director of Getty Communications Limited, the predecessor to Getty Images, Inc., from 1996 to 1998. From 1995 to 1996, Mr. Klein served as the Joint Chairman of Getty Communications Limited. Prior to founding Getty Images, Mr. Klein served as a director of London-based investment bank Hambros Bank Limited, where he led the bank’s media industry group. Mr. Klein also serves on the boards of Getty Investments L.L.C., The Global Business Coalition on HIV/AIDS and A Contemporary Theatre in Seattle, Washington.

Tender of ADSs
      The Letter of Transmittal and ADRs representing ADSs and any other required documents should be sent to the ADS Depositary at one of the addresses set forth below:
The ADS Depositary for the Offer is:
Mellon Investor Services LLC

By Mail:	By Facsimile Transmission:	By Overnight Courier:	By Hand:
Reorganization Department PO Box 3301 South Hackensack, NJ 07606 Attn: Reorganization Department	(201) 680-4626 (For Eligible Institutions Only)	Reorganization Department 480 Washington Blvd. Mail Drop — Reorg Jersey City, NJ 07310 Attn: Reorganization Department, 27th Floor	Reorganization Department 120 Broadway, 13th Floor New York, NY 10271 Attn: Reorganization Department
      If you hold ADSs and have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Information Agent or the Dealer Manager using their respective contact information set forth below. You may also contact your broker, dealer, bank, trust company or other nominee for assistance concerning the Offer.
The Information Agent in connection with the offer for ADSs is:
Innisfree M&A Incorporated
Security Holders Call Toll-Free: (888) 750-5834
Banks and Brokers Call Collect: (212) 750-5833
E-mail: info@innisfreema.com (materials requests only)
The Dealer Manager in the U.S. for the Offer is:
Lehman Brothers
(888) 610-5877
Tender of Common Shares
      The Letter of Transmittal and certificates representing Common Shares and any other required documents should be delivered by hand or by account transfer to the Common Share Depositary at the following address or any of its branches in Korea:
Samsung Securities Co., Ltd.
2nd Fl. Jongno Tower Bldg.
#6, Jongno 2-Ga, Jongno-Gu
Seoul, Korea 110-789
TEL: 82-2-2020-7603
Holders may also contact any of the
branches of the Common
Share Depositary in Korea
      If you hold Common Shares and have questions or need additional copies of this Offer to Purchase or the Letter of Transmittal, you can call the Common Share Depositary using the contact information set forth above.